Exhibit 10.1

Execution Version

SHARE AND UNIT PURCHASE AGREEMENT

among

BTG ENERGY Corp.

and

BTG POWER Corp.

and

West Lake Energy Corp.

and

2670786 ALBERTA LTD.

and

GRYPHON DIGITAL MINING, INC.

dated as of

January 8, 2025

- i -

- ii -

- iii -

- iv -

SHARE AND UNIT PURCHASE AGREEMENT

This Share and Unit Purchase Agreement (this “Agreement”) is entered into as of January 8, 2025,

AMONG:

BTG ENERGY Corp., a corporation existing
under the laws of the Province of Alberta

(“BTG Energy”)

AND:

BTG POWER Corp., a corporation existing
under the laws of the Province of Alberta

(“BTG Power”)

AND:

West Lake Energy Corp., a corporation existing
under the laws of the Province of Alberta (“West Lake”, and together with BTG Power and BTG Energy, the “Vendors”)

AND:

2670786 ALBERTA LTD., a corporation existing
under the laws of the Province of Alberta (the “Purchaser”)

AND:

GRYPHON DIGITAL MINING, INC., a corporation existing under the laws of the State of Delaware (“Gryphon” or the “Parent”, and together with the Purchaser and Vendors, the “Parties”, and each a “Party”)

WHEREAS:

A. BTG Power is the registered and beneficial owner of all of the issued and outstanding shares in the capital of BowArk (the “BTG Power Purchased Shares”).

B. BTG Energy is the registered and beneficial owner of 80 Common Shares in the capital of Captus GP (the “BTG Energy Purchased Shares”) and 80 Limited Partner Units in the capital of Captus LP (the “BTG Energy Purchased Units” and together with the BTG Energy Purchased Shares, the “BTG Energy Purchased Interests”).

C. West Lake is the registered and beneficial owner of 20 Common Shares in the capital of Captus GP (the “West Lake Purchased Shares”) and 20 Limited Partner Units in the capital of Captus LP (the “West Lake Purchased Units” and together with the BTG Energy Purchased Shares, the “West Lake Purchased Interests”).

D. BTG Power wishes to sell to the Purchaser, and the Purchaser wishes to purchase from BTG Power, the BTG Power Purchased Shares, subject to the terms and conditions set forth herein.

E. BTG Energy wishes to sell to the Purchaser, and the Purchaser wishes to purchase from BTG Energy, the BTG Energy Purchased Interests, subject to the terms and conditions set forth herein.

F. West Lake wishes to sell to the Purchaser, and the Purchaser wishes to purchase from West Lake, the West Lake Purchased Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01 Definitions. The following terms have the meanings specified or referred to in this Section 1.01:

(a)	“Abandonment and Reclamation Obligations” means all past, present and future duties and obligations, whether arising under contracts, the Law or otherwise, arising from or in connection with the closure, abandonment, decommissioning, dismantling and removal, as applicable, of any of the Assets (including any real property) and all structures, foundations, buildings, facilities, pipelines, equipment and other physical assets used in connection with the ownership and/or operation of the Assets (including any real property) and the business, together with the restoration, remediation and reclamation of the surface and subsurface of any lands on or in which any of the foregoing are or were located and any other lands which are or were used to gain access thereto, together with all associated liabilities.

(b)	“Aboriginal Claim” means any written claims, assertions or demands, whether proven or unproven, made by any Indigenous Community in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or to all or any portion of the Assets but excluding any claim that the operations of the Projects are on the traditional lands of any Indigenous Community.

(c)	“Accounts Receivable” means all trade and other receivables of the Target Entities as of the Calculation Time, determined on a gross basis in accordance with ASPE consistently applied, excluding: (a) Related Party Receivables; and (b) receivables due or unpaid more than 60 days after the original due date or 90 days after the original invoice date.

(d)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of assessment, notice or reassessment or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

(e)	“AEP” means Alberta Environment and Protected Areas.

(f)	“AER” means the Alberta Energy Regulator.

(g)	“AER Licenses” means the BTG Energy AER Licenses and the West Lake AER License.

(h)	“AESO” means the Alberta Electric System Operator.

(i)	“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

(j)	“Articles” means the original or restated articles of incorporation, articles of amendment, articles of continuance, articles of amalgamation, articles of arrangement, articles of reorganization, articles of dissolution, articles of revival, articles of constitution, letters patent, supplemental letters patent, a special act, memorandum and articles of association or any other instrument by which a corporation is incorporated.

(k)	“ASPE” means generally accepted accounting principles as set forth in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with Accounting Standards for Private Enterprises/International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

(l)	“Assessment” has the meaning set forth in Section 6.09(d).

(m)	“Assets” means all the assets, real and personal, tangible and intangible of the Target Entities, including the Power Generation Assets and the Oil and Gas Assets.

(n)	“ATB Consent” means, in respect of the Transactions, ATB Financial as administrative agent, providing its consent to the Transactions on behalf of itself and the other lenders under the amended and restated credit agreement dated March 6, 2024 among BTG Energy Corp., as borrower, and ATB Financial, as administrative agent, and ATB Financial, as sole lead arranger.

(o)	“AUC” means the Alberta Utilities Commission.

(p)	“Balance Sheet” has the meaning set forth in the definition of “Financial Statements” in this Section 1.01.

(q)	“Balance Sheet Date” has the meaning set forth in the definition of “Financial Statements” in this Section 1.01.

(r)	“Benefit Plan” means all employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees, directors or officers or former employees, directors or officers of the Target Entities, or any spouses, dependents or survivors of any employee or former employee of any Target Entity, or in respect of which such Target Entity is a party to or bound by or is obligated to contribute or in any way liable, whether or not insured or whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit or defined contribution Pension Plan and any group registered retirement savings plan), and supplemental pension, except that the term “Benefit Plans” shall not include any statutory plans with which the Target Entities are required to comply, including the Canada Pension Plan, Québec Pension Plan and plans administered under applicable provincial health tax, workers’ compensation, workplace health and safety and employment insurance legislation.

(s)	“Books and Records” means: (a) each of the Target Entities’ respective books of account, accounting records and other financial data and information, including copies of filed Tax Returns and Assessments for each of the financial years of the Target Entities commencing after the Tax year ended seven years before the date of this Agreement; (b) the corporate records of the Target Entity; (c) all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information of, or relating to, the Target Entities or their respective businesses; and (d) all other books, documents, files, records, telephone call recordings, correspondence, data and information, financial or otherwise, that are in the possession or under the control of the Target Entities, the Vendors or an Affiliate thereof, including all data and information stored electronically or on computer related media.

(t)	“BowArk” means BowArk Energy Ltd., an Alberta corporation.

(u)	“BowArk Agreement” means the share purchase agreement dated November 28, 2023, among Brad Sparkes and Algonquin Power Corporation (CKJ) Inc., as sellers, BTG Power, as buyer, and BowArk, as the corporation.

(v)	“BowArk Assignment” has the meaning set forth in Section 2.03(a)(i)(B).

(w)	“BowArk Insurance Policies” has the meaning set forth in Section 3.19.

(x)	“BowArk Material Contracts” has the meaning set forth in Section 3.09(a).

(y)	“BowArk Real Property” means the real property leased by BowArk from Captus GP pursuant to the Ground Lease and the Queenstown Lands.

(z)	“BTG Energy” has the meaning set forth in the preamble.

(aa)	“BTG Energy AER Licenses” has the meaning set out in Section 9.01.

(bb)	“BTG Energy Cash Consideration” has the meaning set forth in Section 2.02(e)(ii).

(cc)	“BTG Energy’s Knowledge” or any other similar knowledge qualification, means the actual knowledge or awareness, as the case may be, of Tom Buchanan, Gable Gross, and Harry Andersen. For the avoidance of doubt, knowledge or awareness does not include the knowledge of any Third Party or constructive knowledge and does not impose any obligation to make inquiry of any other Person, including Third Parties or the files and records of any Third Party or Governmental Authority.

(dd)	“BTG Energy LTA” has the meaning set forth in Section 9.02.

(ee)	“BTG Energy Purchased Interests” has the meaning set forth in the recitals.

(ff)	“BTG Energy Purchased Shares” has the meaning set forth in the recitals.

(gg)	“BTG Energy Purchased Units” has the meaning set forth in the recitals.

(hh)	“BTG Power” has the meaning set forth in the preamble.

(ii)	“BTG Power Cash Consideration” has the meaning set forth in Section 2.02(e)(i).

(jj)	“BTG Power’s Knowledge” or any other similar knowledge qualification, means the actual knowledge or awareness, as the case may be, of Tom Buchanan, Gable Gross and Harry Andersen. For the avoidance of doubt, knowledge or awareness does not include the knowledge of any Third Party or constructive knowledge and does not impose any obligation to make inquiry of any other Person, including Third Parties or the files and records of any Third Party or Governmental Authority.

(kk)	“BTG Power Purchased Shares” has the meaning set forth in the recitals.

(ll)	“Business Day” means any day except Saturday, Sunday or any other day on which banks located in Calgary, Alberta and Las Vegas, Nevada are authorized or required by Law to be closed for business.

(mm)	“Calculation Time” means 11:59 p.m. (Calgary time) time on the day immediately preceding the Closing Date.

(nn)	“Captus Entities” means Captus GP and Captus LP.

(oo)	“Captus GP” means Captus Generation Ltd., an Alberta corporation.

(pp)	“Captus Insurance Policies” has the meaning set forth in Section 4.20.

(qq)	“Captus LP” means Captus Generation Limited Partnership, an Alberta limited partnership.

(rr)	“Captus Material Contracts” has the meaning set forth in Section 4.10.

(ss)	“Captus Real Property” means the real property identified in Certificate of Title Nos.

(i)	231 394 314 for the land located at N1/2 of SW-24-004-29 W4M,

(ii)	231 394 314 +1 for Plan 1855HE,

(iii)	231 394 314 +2 for the land located at S-23-004-29 W4M,

(iv)	231 394 314 +3 for the land located at NW-24-004-29 W4M,

(v)	231 394 314 +4 for Plan 0710666, Block 1, Lot 1,

(vi)	231 394 314 +5 for the land located at NW-23-004-29 W4M, and

(vii)	231 394 314 +6, for the land located at NE-23-004-29 W4M.

(tt)	“Captus USA” means the Unanimous Shareholders Agreement related to Captus GP dated as of November 7, 2023, as the same may be amended, supplemented or restated from time to time.

(uu)	“Cash and Securities” means: (a) cash, excluding restricted cash; (b) money in bank accounts plus uncleared deposits less outstanding cheques; (c) guaranteed income certificates, certificates of deposit, banker’s acceptances and similar instruments issued by a Canadian financial institution; and (d) marketable securities of the Target Entities, determined in accordance with ASPE consistently applied, the whole calculated as of the Calculation Time.

(vv)	“Cash Consideration” has the meaning set forth in Section 2.02(a).

(ww)	“Cash Deposits” means the LOI Cash Deposit and the Signing Cash Deposit.

(xx)	“CCS Project” means the carbon capture and sequestration project on the Lands which includes emissions capture by removal of CO2 from natural gas streams, natural gas compression and injection into Wells, and transportation and injection of sequestered CO2 into depleted oil and gas reservoirs.

(yy)	“CFPOA” has the meaning set forth in Section 3.31(a)(ii).

(zz)	“Closing” has the meaning set forth in Section 2.04.

(aaa)	“Closing Date” means April 9, 2025, provided however that if by such date either of the conditions set out in Section 7.02(e) or Section 7.04(c) have not yet been satisfied or waived by the Purchaser or BTG Energy, respectively, the date of the Closing Date shall be automatically extended for a further period of ninety days from such original date, or to such other date as may be agreed to in writing by the Parties.

(bbb)	“Closing Date Tax Year” has the meaning set forth in Section 6.09(a).

(ccc)	“Closing Working Capital” means: (a) the Current Assets of the Target Entities; less (b) the Current Liabilities of the Target Entities, determined as of the Calculation Time.

(ddd)	“Closing Working Capital Statement” has the meaning set forth in Section 2.06(a).

(eee)	“CO2” means carbon dioxide.

(fff)	“Confidentiality Agreement” means the Confidentiality Agreement between Gryphon and Captus GP dated as of November 5, 2024.

(ggg)	“Contracts” means any legally binding agreement, contract, lease, deed, mortgage, note, commitment, undertaking, indenture, joint venture and all other agreements and commitments, whether written or oral.

(hhh)	“Corporate IP” means, with respect to any Person, all Intellectual Property that is owned or held for use such Person.

(iii)	“Current Assets” means consolidated Cash and Securities, Accounts Receivable, amounts spent or paid by BTG Energy or BTG Power under the Operational Budget and prepaid expenses and deposits of the Target Entities as of the Calculation Time, determined in accordance with ASPE consistently applied the whole calculated as of the Calculation Time, but does not include: (a) the portion of any prepaid expense of which the Purchaser will not receive the benefit following the Closing; and (b) deferred Tax assets.

(jjj)	“Current Liabilities” means the consolidated trade and other payables, accrued Taxes other than amounts that have been paid by BTG Energy or BTG Power pursuant to the Operational Budget; and other accrued charges of the Target Entities, determined in accordance with ASPE consistently applied the whole calculated as of the Calculation Time, but does not include: (a) income Taxes payable; (b) deferred Tax liabilities; (c) the current portion of long term debt, determined in accordance with ASPE consistently applied; and (d) asset retirement obligations.

(kkk)	“Data Room Information” means the information and documents contained in the virtual data room hosted by Firmex titled “Captus Generation – Phase 1 Deal” as of the day prior to the date of this Agreement.

(lll)	“Direct Claim” has the meaning set forth in Section 8.05(c).

(mmm)	“Directive 067” means Eligibility Requirements for Acquiring and Holding Energy Licences and Approvals as published and amended from time to time by the AER.

(nnn)	“Disclosure Schedules” means the schedules attached to this Agreement delivered by the Vendors to the Purchaser concurrently with the execution and delivery of this Agreement.

(ooo)	“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying.

(ppp)	“Disputed Amounts” has the meaning set forth in Section 2.06(e).

(qqq)	“Dollars” or “$” means the lawful currency of Canada.

(rrr)	“Drywood 415s Substation” means the AltaLink Management Ltd. substation located at SW23-004-29W4 providing interconnectivity to the AESO’s transmission system.

(sss)	“Drywood Expansion Project” means the construction or addition of one or more power generating units: (a) on the Queenstown Lands; or (b) that are interconnected to the Drywood 415s Substation (including any T-tap interconnection to the 138kV or 69kV lines which are also connected to the Drywood 415s Substation). For greater certainty, there shall only be one Drywood Expansion Project.

(ttt)	“Encumbrances” means any security interest, mortgage, charge, pledge, hypothec, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant, option, adverse claim or other encumbrance of any kind which in substance secure payment or performance of an obligation.

(uuu)	“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and “Environmental” shall have a corresponding meaning.

(vvv)	“Environmental Law” means any and all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance.

(www)	“Environmental Liabilities” means all past, present and future Losses, whether arising under contract, tort based on negligence or strict liability, Law (now or in the future) or otherwise, arising from, associated with or related to: (a) any Abandonment and Reclamation Obligations; (b) any damage to, contamination of or other adverse situations pertaining to the Environment and/or Environmental damage or contamination to or of property (including with respect to any release or other emission of any greenhouse gas or other substance that has directly or indirectly any effect on the Environment (whether through climate, whether or otherwise)), howsoever and by whomsoever caused, and regardless of whether such damage, contamination or other adverse situations occur or arise in whole or in part prior to, on or subsequent to the Closing; (c) the presence, collection, accumulation, use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, Release or threatened Release, emission, discharge or Disposal of Hazardous Substance; (d) compliance with or liability under or the consequences of any non-compliance with or liability under, or violation or breach of, any Environmental Law; or (e) sampling, monitoring or assessing the Environment or any potential impacts thereon from any past, present or future activities or operations, as required by Law.

(xxx)	“Environmental Notice” means any written directive, letter or other written communication from any Governmental Authority relating to non-compliance or potential non-compliance with or breach of or potential breach of any Environmental Law or Environmental Permit.

(yyy)	“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made by any Governmental Authority under any Environmental Law.

(zzz)	“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a).

(aaaa)	“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(a).

(bbbb)	“Excise Tax Act” has the meaning set forth in Section 3.27(p).

(cccc)	“FACFOA” has the meaning set forth in Section 3.31(a)(ii).

(dddd)	“FCPA” has the meaning set forth in Section 3.31(a)(ii).

(eeee)	“Financial Statements” means the respective unaudited management prepared financial statements of the respective Target Entity, as follows:

(i)	for BowArk, for the fiscal period ended December 31, 2024 (the “BowArk Balance Sheet Date”), consisting of a balance sheet (the most recent of which is herein the “BowArk Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto; and

(ii)	for Captus GP and Captus LP, the fiscal period ended November 30, 2024 (the “Captus GP Balance Sheet Date” and the “Captus LP Balance Sheet Date”, as applicable, and collectively, the “Captus Entities Balance Date Date”), consisting in each case of a balance sheet (the most recent of which is herein the “Captus GP Balance Sheet and the Captus LP Balance Sheet, and collectively, the “Captus Entities Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows.

(ffff)	“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

(gggg)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

(hhhh)	“Ground Lease” means the ground lease dated March 30, 2007 between Palmer Ranch (1984) Ltd. and BowArk Energy Ltd.

(iiii)	“Gryphon” means Gryphon Digital Mining, Inc.

(jjjj)	“Gryphon Shares” means the issued and outstanding shares in the capital of Gryphon Digital Mining, Inc.

(kkkk)	“GST/HST” means all taxes levied under Part IX of the Excise Tax Act (Canada).

(llll)	“Hazardous Substance” means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance or a source of contamination, as defined or identified in any Environmental Law.

(mmmm)	“Indemnified Party” has the meaning set forth in Section 8.05.

(nnnn)	“Indemnifying Party” has the meaning set forth in Section 8.05.

(oooo)	“Independent Accountant” has the meaning set forth in Section 2.06(e).

(pppp)	“Independent Contractor” means: (a) any individual who is not, or was not (with respect to former Independent Contractors), an employee, officer or director of the Target Entity, or any such individual’s personal services company, and which individual or personal services company receives or received remuneration from the Target Entity under a Contract for services; and (b) any individual who is an employee, officer or director of the Target Entity, but who in the past was an individual who was not an employee, officer or director of the Target Entity or any such individual’s personal services company, and which individual or personal services company received remuneration from the Target Entity under a Contract for services.

(qqqq)	“Indigenous Communities” means any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), First Nation person or people, Inuit person or people, Métis person or people, aboriginal person or people, native person or people, indigenous person or people, and any person or group representing, or purporting to represent, any of the foregoing.

(rrrr)	“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trade-marks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) all business names, corporate names, telephone numbers and other communication addresses owned or used by the Target Entities; (c) internet domain names, whether or not trade-marks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with X®, Facebook® and other social media companies and the content found thereon and related thereto, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (e) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by the Target Entities; (f) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (g) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates and patent utility models).

(ssss)	“Interconnection Assets” is defined and described in Section 1.01(ssss) of the Disclosure Schedules.

(tttt)	“kV” means kilovolt.

(uuuu)	“Lands” means (a) all the lands and formations listed in Section 1.01(i) of the Disclosure Schedules (subject to any limitations set out in such schedule); and (b) all lands pooled or unitized therewith and includes the Petroleum Substances within, upon or under those lands.

(vvvv)	“Law” means any statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(wwww)	“Leases” means all leases, subleases, permits and licences (and any replacements, renewals or extensions thereof or leases or other instruments derived therefrom or issued in substitution therefor), by virtue of which the holder thereof is granted certain rights with respect to the Petroleum Substances within, upon or under the Lands or any lands pooled or unitized therewith or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands pooled or unitized therewith.

(xxxx)	“Liabilities” has the meaning set forth in Section 3.07.

(yyyy)	“LOI Cash Deposit” means the deposit of $200,000 in cash paid to Captus GP for the benefit of the Vendors on or about November 14, 2024.

(zzzz)	“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including legal fees, disbursements and charges on a substantial indemnity basis and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

(aaaaa)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Target Entities taken as a whole; provided that: (i) “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which any Target Entity operates; (C) any changes in financial or securities markets in general; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) general outbreaks of illness (excluding, however, the COVID-19 pandemic); (F) any action required or permitted by this Agreement, except under Section 3.05; (G) any changes in applicable Laws or accounting rules or principles, including ASPE; or (H) the public announcement, pendency or completion of the transactions contemplated by this Agreement; and (ii) any event, occurrence, fact, condition or change referred to in clauses (A) through (E) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Target Entities compared to other participants in the industries in which the Target Entities conducts their respective businesses.

(bbbbb)	“Mineral Rights” means (a) rights in, or rights to explore or drill for, and/or to recover, produce, save, take, use, market, sequester, or store Petroleum Substances; (b) rights to a share of production of Petroleum Substances therefrom; (c) fee simple interests, working interests, carried working interests, pooled interests, unit interests, royalty and overriding royalty interests, revenue interests, net profit interests, and similar interests in Petroleum Substances or the proceeds of the sale of Petroleum Substances accruing to Captus GP or Captus LP or to payments calculated by reference thereto; (d) any existing contractual right to earn any of the foregoing in paragraphs (a), (b) and (c) of this definition under a farmin or similar arrangement; and rights to acquire any of the foregoing in paragraphs (a), (b), (c) and (d) of this definition, but, in each case, only insofar as the foregoing relate to the Lands and only insofar as such rights are granted by the Leases including as set out in Section 1.01(bbbbb) of the Disclosure Schedule.

(ccccc)	“Miscellaneous Interests” means all property, assets and rights pertaining directly to the Mineral Rights, the Wells or the Tangible Assets, excluding the Mineral Rights, Wells or the Tangible Assets themselves, including any and all of the following: (a) all contracts and agreements, including, without limitation, the Title and Operating Documents; (b) all files, records, data and information, including lease files, land files, authorizations for expenditures, abstracts, title opinions and reports, environmental assessments and reports, schematics, diagrams, drawings, design basis memoranda, engineering and design, and equipment automation information; (c) all rights to, and rights to enter upon, use, cross or occupy the Lands or any lands pooled or unitized therewith, any lands which are or may be used to gain access to or otherwise used for or in connection with the Assets, including, without limitation, easements, rights of way and other similar rights or interests; (e) the Permits; and (f) the wellbores of the Wells.

(ddddd)	“MW” means megawatt.

(eeeee)	“Obligations” has the meaning set forth in Section 12.12.

(fffff)	“OFAC” has the meaning set forth in Section 3.31(a)(iv).

(ggggg)	“Oil and Gas Assets” means the Mineral Rights, and to the extent related to the Mineral Rights, the Tangible Assets and the Miscellaneous Interests.

(hhhhh)	“Operating and Maintenance Agreement” means the operating and maintenance agreement dated November 7, 2023 among BTG Energy Corp., Pincher Creek Energy Centre Limited Partnership and Pincher Creek Energy Centre Corp.

(iiiii)	“Operational Budget” means the budget in the aggregate amount of $340,000.00 and is attached hereto as Schedule “A”; the amounts under which BTG Energy or BTG Power will pay during the period from the date hereof to and including the Closing Date (up to the aggregate amount) to fund the on-going operations of the Target Entities;

(jjjjj)	“Ordinary Course”, when used in relation to the conduct of the business of a Target Entity, means any transaction that constitutes an ordinary day-to-day business activity of such Target Entity’s conducted in a manner consistent with such Target Entity’s past practice and includes activities taken and amounts spent under the Operational Budget.

(kkkkk)	“Parent” has the meaning set forth in the preamble.

(lllll)	“Pension Plan” means a “registered pension plan” as that term is defined in section 248(1) of the Tax Act.

(mmmmm)	“Permits” means all permits, licences, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including for greater certainty those relating to the construction, installation, ownership, use or operation of the Assets or the Projects.

(nnnnn)	“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or delinquent and for which appropriate accruals have been established in the Financial Statements in accordance with ASPE; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker’s compensation, employment insurance, Canada Pension Plan and Québec Pension Plan programs mandated under Law and for which appropriate accruals have been established in accordance with ASPE; (c) restrictions on the transfer of securities arising under Law or under the Articles; (d) the rights of counterparties under the Contracts; (e) undetermined or inchoate Encumbrances imposed or permitted by Law and incurred in the Ordinary Course and in the operation of the surface rights or the Real Property, such as builder’s liens, mechanics’ liens, construction liens, materialmen’s liens and other liens, privileges or other charges of a similar nature that relate to obligations not due or delinquent; (f) easements, rights of way, servitudes and other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables;(g) any reservations or exceptions contained in or implied by statute in the original dispositions from the Crown and grants made by the Crown of any land or interest reserved therein; (h) security given in the Ordinary Course to a public utility or any municipality or governmental or public authority in connection with the operation of the Target Entities’ respective businesses or the Real Property; (i) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record that would be disclosed by an accurate survey or physical inspection of the Real Property and that do not materially interfere with or affect the value or operation of the Target Entities’ respective businesses as currently carried on at such Real Property; (j) all permits, servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licences, other surface agreements and other matters of record) and zoning by-laws and restrictions, ordinances and other restrictions as to the use of real property; provided that they are not of such a nature as to have a Material Adverse Effect on the value or use of the Real Property subject thereto or the operation of the Target Entities’ respective businesses as currently carried on at such Real Property; and (k) Encumbrances listed in Section 1.01(iv) of the Disclosure Schedules; (l) provisions for penalties and forfeitures under any of the Title and Operating Documents which will arise if Vendor or any of the Target Entities elects, after the relevant time, not to participate in operations on the Lands or any lands pooled or unitized therewith to which the penalty or forfeiture will apply; (m) the terms and conditions of the Title and Operating Documents; (n) all Encumbrances, obligations, duties, terms and conditions identified or set forth in a schedule hereto or specifically consented to or approved in writing by Purchaser prior to the date of this Agreement or deemed approved or accepted by Purchaser in accordance with any provision of this Agreement; (o) Encumbrances arising by, through or under the Purchaser; and (p) any security interest held by any Third Party encumbering the assets of the Captus Entities or BowArk in respect of which Purchaser has specifically identified and requested, not less than ten (10) Business Days prior to Closing, and Vendor delivers to Purchaser at or prior to Closing, a consent, release and discharge or no interest letter;

(ooooo)	“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

(ppppp)	“Personal Information” means any factual or subjective information, recorded or not, about an employee, Independent Contractor, contractor, agent, consultant, officer, director, executive, client, customer or supplier of the Target Entities who is a natural person or a natural person who is a shareholder of any of the Vendors, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title or business address or telephone number of an employee of the Target Entities.

(qqqqq)	“Petroleum Substances” means crude oil, natural gas, natural gas liquids and other related hydrocarbons (including coal bed methane) and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including hydrogen sulphide and sulphur.

(rrrrr)	“Pipeline Deficiencies” has the meaning set forth in Section 9.10.

(sssss)	“Pipeline Records” means to the extent they relate to the pipelines comprising part of the Tangible Assets in respect of which a Vendor is the Permit holder and will be transferring such Permit to Captus GP in conjunction with Closing, those files, records, reports, assessments and documents that are required to comply with the AER’s certification requirements for transfer of pipeline licenses.

(ttttt)	“Power Generation Assets” means all assets relating to the Power Generation Project, including any power plant, substation, transmission line or Interconnection Assets, and to the extent that they related to the Power Generation Project, the Tangible Assets and the Miscellaneous Interests.

(uuuuu)	“Power Generation Project” means the 200 MW power plant to be built on the Captus Real Property lands whereby natural gas will be converted into electricity by way of gas turbine thermal power generation and heat recovery steam generation, and includes the Drywood Expansion Project.

(vvvvv)	“Pre-Closing Tax Period” means any Tax Period (or portion thereof) ending before the Closing Date including a Straddle Period and for greater certainty, the First Notional Fiscal Period.

(wwwww)	“Prime Rate” means the annual rate of interest quoted from time to time by the main branch of the Alberta Treasury Branch in Calgary, Alberta as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans make in Canada to customers of varying degrees of creditworthiness.

(xxxxx)	“Projects” means, collectively:

(i)	the Power Generation Project; and

(ii)	the CCS Project.

(yyyyy)	“Purchase Price” means the Cash Consideration.

(zzzzz)	“Purchased Interests” means, collectively, the BTG Power Purchased Shares, the BTG Energy Purchased Interests and the West Lake Purchased Interests.

(aaaaaa)	“Purchaser” has the meaning set forth in the preamble.

(bbbbbb)	“Purchaser Indemnitees” has the meaning set forth in Section 8.02.

(cccccc)	“QST” means all taxes levied under the Act Respecting the Québec Sales Tax.

(dddddd)	“Queenstown Lands” has the meaning set forth in Section 1.01(dddddd) of the Disclosure Schedules.

(eeeeee)	“Real Property” means the BowArk Real Property and the Captus Real Property.

(ffffff)	“Related Party Receivables” means any receivable owing to any of the Target Entities by any of the Vendors or any of their respective Related Persons.

(gggggg)	“Related Person”, with respect to any Person, any Affiliate of such Person or any of their respective officers, directors, employees, trustees, or shareholders, or any Person with whom such Person is not dealing at arm’s length (within the meaning of the Tax Act) or any spouse of any of the foregoing.

(hhhhhh)	“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandoning, disposing or allowing to escape or migrate of any Hazardous Substance into or through the Environment or as defined in any Environmental Law.

(iiiiii)	“Remedial Order” means any Governmental Order issued, filed or imposed under any Environmental Law and includes any Governmental Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or Disposal be reduced or eliminated.

(jjjjjj)	“Representative” means, with respect to any Person, any, and all, directors, officers, employees, consultants, financial advisors, lawyers, accountants and other agents of such Person.

(kkkkkk)	“Resolution Period” has the meaning set forth in Section 2.06(d).

(llllll)	“Review Period” has the meaning set forth in Section 2.06(b).

(mmmmmm)	“RW Insurance Policy” means that certain Representations and Warranties Insurance Policy, if any, insuring, and purchased by, Purchaser.

(nnnnnn)	“SEMA” has the meaning set forth in Section 3.31(a)(ii).

(oooooo)	“Sequestration Agreement” means the carbon sequestration evaluation agreement dated December 1, 2022 between His Majesty the King in Right of the Province of Alberta and West Lake.

(pppppp)	“Signing Cash Deposit” means the deposit of $1,000,000.00.

(qqqqqq)	“Statement of Objections” has the meaning set forth in Section 2.06(c).

(rrrrrr)	“Straddle Period” means any Tax Period that includes but does not end at or before the Closing Date.

(ssssss)	“Tangible Assets” means the: (a) pipelines and facilities listed in Section 1.01(iii) of the Disclosure Schedules and all other tangible depreciable property, apparatus, plant, equipment, machinery, field inventory and facilities currently used or intended for use in, or otherwise useful in exploiting, producing, processing, gathering, treating, measuring or injecting any Petroleum Substances from or within the Lands and located within or upon the Lands (or any lands pooled or unitized therewith), including all downhole casing for the Wells, gas plants, oil batteries, buildings, structures, fresh and produced water facilities, production equipment, production storage facilities, pipelines, flow lines, gathering lines and systems, pipeline connections, meters, generators, motors, compressors, treaters, scrubbers, dehydrators, separators, pumps, tanks, boilers, communication equipment and all salvageable equipment pertaining to any Wells and any of the foregoing related thereto.

(tttttt)	“Target Entities” means, collectively, BowArk and the Captus Entities.

(uuuuuu)	“Tax” or “Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, land transfer, transfer, value added, alternative, or add on minimum tax including GST/HST, QST, sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan and Québec Pension Plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any installment payments, interest, penalties or other additions associated therewith, whether or not disputed.

(vvvvvv)	“Tax Act” means the Income Tax Act (Canada).

(wwwwww)	“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

(xxxxxx)	“Tax Representations” has the meaning set forth in Section 8.01.

(yyyyyy)	“Tax Return” means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

(zzzzzz)	“Third Party” has the meaning set forth in Section 8.05(a).

(aaaaaaa)	“Third-Party Claim” has the meaning set forth in Section 8.05(a).

(bbbbbbb)	“Title and Operating Documents” means, to the extent directly related to the Mineral Rights, the Power Generation Assets, the Miscellaneous Interests and the Tangible Assets, or any one of them, all agreements, instruments and documents that relate to the acquisition, ownership, operation or exploitation of the Mineral Rights, the Miscellaneous Interests or the Tangible Assets, including, without limitation: (a) the Leases; (b) the BowArk Material Contracts and Captus Material Contracts; (c) the Permits; (d) certificates of title; (e) operating agreements, royalty agreements, construction and/or ownership agreements, assignments, unit agreements, farmout or farmin agreements, option agreements, participation agreements, pooling agreements, sale and purchase agreements, trust declarations and asset exchange agreements and other similar agreements; and (f) any other documents and agreements granting, reserving or otherwise conferring rights to: (i) explore for, drill for, produce, take, use or market Petroleum Substances or generate electricity; (ii) share in the production of Petroleum Substances; (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced; and (iv) acquire any of the rights described in items (i) to (iii) of this definition; including those listed in Section 1.01(vi) of the Disclosure Schedules.

(ccccccc)	“Transaction” means the purchase and sale of the Purchased Interests and the other ancillary transactions contemplated by this Agreement.

(ddddddd)	“Transaction Documents” means this Agreement and those agreements and other documents set out as deliverables at Closing under Section 2.03 .

(eeeeeee)	“Transportation, Sale and Handling Agreements” means agreements providing for the processing, compression, treatment, gathering, storage, transportation or sale of Petroleum Substances produced from the Lands or lands pooled or unitized therewith or obligations for processing, compression, treatment, gathering, storage, transportation or sale of Petroleum Substances on behalf of Third Parties.

(fffffff)	“Vendors” has the meaning set forth in the preamble.

(ggggggg)	“Vendors’ Indemnitees” has the meaning set forth in Section 8.03.

(hhhhhhh)	“Wells” means all wells located on the Lands or lands with which the Lands have been pooled or unitized, including all producing, shut-in, abandoned, suspended, capped, injection, disposal, reclamation exempt and reclamation certified wells and all wells listed in Section 1.01(vii) of the Disclosure Schedules.

(iiiiiii)	“West Lake” has the meaning set forth in the preamble.

(jjjjjjj)	“West Lake LTA” has the meaning set forth in Section 10.02.

(kkkkkkk)	“West Lake Cash Consideration” has the meaning set forth in Section 2.02(e)(iii).

(lllllll)	“West Lake’s Knowledge” or any other similar knowledge qualification, means the actual knowledge or awareness, as the case may be, of Garrett Ulmer and Rob Cook. For the avoidance of doubt, knowledge or awareness does not include the knowledge of any Third Party or constructive knowledge and does not impose any obligation to make inquiry of any other Person, including Third Parties or the files and records of any Third Party or Governmental Authority.

(mmmmmmm)	“West Lake Purchased Interests” has the meaning set forth in the recitals.

(nnnnnnn)	“West Lake Purchased Shares” has the meaning set forth in the recitals.

(ooooooo)	“West Lake Purchased Units” has the meaning set forth in the recitals.

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing,

(a)	BTG Power shall sell to the Purchaser, and the Purchaser shall acquire from BTG Power, the BTG Power Purchased Shares;

(b)	BTG Energy shall sell to the Purchaser, and the Purchaser shall acquire from BTG Power, the BTG Energy Purchased Interests; and

(c)	West Lake shall sell to the Purchaser, and the Purchaser shall acquire from West Lake, the West Lake Purchased Interests,

each free and clear of all Encumbrances other than Permitted Encumbrances, for the respective consideration specified in Section 2.02.

Section 2.02 Purchase Price.

(a)	The aggregate consideration payable by the Purchaser for the Purchased Interests shall be $24,000,000 (the “Cash Consideration”), as adjusted pursuant to Section 2.06 (the “Adjusted Purchase Price”), payable to the Vendors allocated as 37.5% to BTG Power, 47.5% to BTG Energy and 15% to West Lake.

(b)	Within two Business Days of the date of this Agreement, Purchaser shall pay the Signing Cash Deposit to Captus GP, on behalf of the Vendors, as a deposit against the Purchase Price.

(c)	If Closing does not occur on the Closing Date the Cash Deposits shall be dealt with in accordance with Section 11.02.

(d)	If Closing occurs on the Closing Date, the Cash Deposits shall be released by Captus GP to the Vendors and applied towards the payment of the Adjusted Purchase Price. Any interest accrued on the Cash Deposits shall be paid by Captus GP to the Vendors prior to Closing (in the percentages set out above in Section 2.02(a)) but shall not adjust the Cash Consideration.

(e)	The Cash Consideration payable by the Purchaser at the Closing shall be payable to the Vendors as follows:

(i)	37.5 % of the Cash Consideration (the “BTG Power Cash Consideration”) to BTG Power for the BTG Power Purchased Shares;

(ii)	47.5% of the Cash Consideration (the “BTG Energy Cash Consideration”) to BTG Energy for the BTG Energy Purchased Interests; and

(iii)	15% of the Cash Consideration (the “West Lake Cash Consideration”) to West Lake for the West Lake Purchased Interests.

Section 2.03 Closing Deliveries.

(a)	At the Closing, the Purchaser shall (and, in the case of Section 2.03(a)(iv)(D), Gryphon shall):

(i)	deliver, or cause to deliver, to BTG Power (as directed by BTG Power):

(A)	the BTG Power Cash Consideration, less 37.5% of the Cash Deposits, by wire transfer of immediately available funds to the accounts that have been designated in writing by BTG Power (with any adjustments to the BTG Power Cash Consideration to be payable pursuant Section 2.06);

(B)	an assignment agreement dated as of the Closing Date between BTG Power and the Purchaser providing for the assignment and novation of the BowArk Agreement (the “BowArk Assignment”) from BTG Power to Purchaser, duly executed by the Purchaser;

(ii)	deliver, or cause to deliver, to BTG Energy (as directed by BTG Energy):

(A)	the BTG Energy Cash Consideration, less 47.5% of the Cash Deposits, by wire transfer of immediately available funds to the accounts that have been designated in writing by BTG Energy (with any adjustments to the BTG Energy Cash Consideration to be payable pursuant to Section 2.06);

(iii)	deliver, or cause to deliver, to West Lake (as directed by West Lake):

(A)	the West Lake Cash Consideration, less 15% of the Cash Deposits, by wire transfer of immediately available funds to the accounts that have been designated in writing by West Lake (with any adjustments to the West Lake Cash Consideration to be payable pursuant to Section 2.06);

(iv)	deliver to the Vendors:

(A)	evidence, satisfactory to the Vendors, acting reasonably, that 3,906,605 Gryphon Shares, in aggregate, have been issued by Gryphon to Harry Andersen, Paul Connolly, Mark Taylor and Steve Giacomin within two Business Days of the signing of this Agreement, as an inducement to sign new employment agreements with one of the Target Entities, which Gryphon Shares will be (x) revocable if the Transactions do not close by the Closing Date, (y) subject to a 4-year vesting schedule, and (z) subject to voting proxy conditions in favour of Gryphon;

(B)	evidence, satisfactory to the Vendors, that all approvals, consents and waivers that are listed in Section 5.02 of the Disclosure

Schedules have been received and executed counterparts thereof;

(C)	a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser certifying thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, as applicable, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(D)	a certificate, dated the Closing Date and signed by a duly authorized officer of Gryphon certifying thereto are true and complete copies of all resolutions adopted by the board of directors of Gryphon authorizing the execution, delivery and performance of the Agreement and the other Transaction Documents, as applicable, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(E)	a bare trust and agency agreement with BTG Energy substantially in the form of Schedule “B” duly executed by Purchaser;

(F)	a bare trust and agency agreement with West Lake substantially in the form of Schedule “C” duly executed by Purchaser; and

(G)	such other documents or instruments as the Vendors may reasonably request and are reasonably necessary to consummate the Transactions.

(b)	At the Closing,

(i)	BTG Power shall deliver to the Purchaser (or as directed by the Purchaser):

(A)	share certificates representing the BTG Power Purchased Shares, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank;

(B)	the BowArk Assignment, duly executed by BTG Power, Brad Sparkes and Algonquin Power Corporation;

(C)	a certificate, dated the Closing Date and signed by a duly authorized officer of BTG Power, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of BTG Power authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, as applicable, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions; and

(D)	evidence, satisfactory to the Purchaser, that BowArk exercised its option to renew the initial term of the Ground Lease.

(ii)	BTG Energy shall deliver to the Purchaser (or as directed by the Purchaser):

(A)	share and unit certificates representing the BTG Energy Purchased Shares and the BTG Energy Purchased Units duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank;

(B)	a certificate, dated the Closing Date and signed by a duly authorized officer of BTG Energy, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of BTG Energy authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, as applicable, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(C)	a bare trust and agency agreement with Purchaser substantially in the form of Schedule “B” duly executed by BTG Energy;

(D)	evidence, satisfactory to the Purchaser, acting reasonably, of the termination of the Captus USA executed by BTG Energy and Captus GP;

(E)	evidence, satisfactory to the Purchaser, acting reasonably, of the termination of the Operating and Maintenance Agreement executed by BTG Energy and Captus GP;

(F)	evidence, satisfactory to the Purchaser, acting reasonably, of a waiver of the obligation for consent to the change of control arising from the Transaction executed by Captus GP; and

(G)	evidence, satisfactory to the Purchaser, acting reasonably, of the transfer and assignment of the Sequestration Agreement from West Lake to Captus GP.

(iii)	West Lake shall deliver to the Purchaser (or as directed by the Purchaser):

(A)	share and unit certificates representing the West Lake Purchased Shares and the West Lake Purchased Units, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank;

(B)	a certificate, dated the Closing Date and signed by a duly authorized officer of West Lake, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of West Lake authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, as applicable, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(C)	a bare trust and agency agreement with Purchaser substantially in the form of Schedule “C” duly executed by West Lake; and

(D)	evidence, satisfactory to the Purchaser, acting reasonably, of the termination of the Captus USA executed by West Lake;

(iv)	the Vendors shall deliver to the Purchaser (or as directed by the Purchaser):

(A)	evidence, satisfactory to the Purchaser, that all approvals, consents and waivers that are listed in Section 3.05 and Section 4.06 of the Disclosure Schedules have been received and any executed counterparts thereof

(B)	the written resignation of each director and officer of Target Entities and a release of all claims of such directors and officers against the Target Entities, in a form acceptable to the Purchaser, acting reasonably;

(C)	the minute books and unit certificate books (or equivalent) of the Target Entities; and

(D)	such other documents or instruments as the Purchaser may reasonably request and are reasonably necessary to consummate the Transactions.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the BTG Power Purchased Shares, BTG Energy Purchased Interests and West Lake Purchased Interests and other transactions contemplated herein shall take place at a closing (the “Closing”) to be held virtually on the Closing Date, provided that the conditions set out in ARTICLE VII are satisfied or waived. The purchase and sale of the BTG Power Purchased Shares, the BTG Energy Purchased Interests and the West Lake Purchased Interests shall occur simultaneously.

Section 2.05 Withholding of Taxes. The Purchaser shall be permitted to deduct or withhold from all payments due to the Vendors, in accordance with the applicable Tax legislation, and shall, upon request, provide the Vendors with such written documentation regarding all such amounts deducted or withheld. Any amounts deducted pursuant to this Section 2.05 and remitted to the appropriate Governmental Authority shall be treated for all purposes as having been paid to the appropriate Vendor with respect to which such deduction or withholding was made.

Section 2.06 Purchase Price Adjustment. At least three Business Days before the Closing, the Vendors shall prepare and deliver to Purchaser a statement (the “Estimated Closing Working Capital Statement”) setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”). If the Estimated Closing Working Capital is less than $0, the Cash Consideration payable at Closing shall be reduced by the amount equal to $0 minus the Estimated Closing Working Capital.

(a)	Within 45 days after Closing, the Purchaser shall prepare and deliver to the Vendors a statement (the “Closing Working Capital Statement”) setting forth its calculation of Closing Working Capital.

(b)	After receipt of the Closing Working Capital Statement, the Vendors shall have 15 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Vendors shall have access to the Books and Records and working papers prepared by the Purchaser to the extent that they relate to the Closing Working Capital Statement; provided that such access shall be in a manner that does not interfere with the normal business operations of the Purchaser or the Target Entities.

(c)	On or before the last day of the Review Period, the Vendors may object to the Closing Working Capital Statement by delivering to the Purchaser a written statement setting forth Vendors’ disagreement therewith (the “Statement of Objections”). If the Vendors fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement shall be deemed to have been accepted by the Vendors.

(d)	If the Vendors deliver the Statement of Objections before the expiration of the Review Period, the Purchaser and the Vendors shall negotiate to resolve such objections within 10 days after the delivery of the Statement of Objections (the “Resolution Period”), and if the same are so resolved within the Resolution Period, the Closing Working Capital Statement with such changes as may have been agreed in writing by the Purchaser and the Vendors shall be final and binding.

(e)	If the Vendors and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent chartered professional accountants other than the Vendors’ accountant or the Purchaser’s accountant as mutually agreed (the “Independent Accountant”) who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid by (A) the Vendors and (B) the Purchaser based upon the percentage that the amount actually contested but not awarded to the Vendors or the Purchaser, respectively, bears to the aggregate amount actually contested by Vendors and Purchaser. The determination of the Independent Accountant shall be conclusive and binding upon the Parties hereto.

(f)	Payment of Adjustment to Purchase Price.

(i)	If the Closing Working Capital is:

(A)	equal to the Estimated Closing Working Capital, then no further adjustment will be made to the Cash Consideration;

(B)	less than the Estimated Closing Working Capital, then the Purchase Price shall be decreased by the amount of such shortfall and the Vendors shall pay to the Purchaser the amount of any such shortfall; and

(C)	greater than the Estimated Closing Working Capital, then the Purchase Price shall be increased by the amount of such difference, and the Purchaser shall pay to the Vendors the amount of any such increase.

(ii)	Except as otherwise provided herein, any payment if required pursuant to Section 2.06(f), shall be due within five Business Days of acceptance of the Closing Working Capital Statement (or if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.06(e)). Any amounts so required to be paid shall be paid by wire transfer of immediately available funds to such account as is directed by the Purchaser or the Vendors, as the case may be.

(iii)	Any adjustment to the Cash Consideration shall be allocated as to 37.5% to BTG Power, 47.5% to BTG Energy and 15% to West Lake, unless otherwise directed by the Vendors.

ARTICLE III
Representations and Warranties of BTG Power

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, BTG Power represents and warrants to the Purchaser that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Corporate Status and Authorization of BTG Power. BTG Power is a corporation incorporated and validly existing under the Laws of the Province of Alberta and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to BTG Power’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of BTG Power, BTG Power has the corporate power and capacity to enter into this Agreement and the other Transaction Documents, as may be applicable, to which BTG Power is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by BTG Power of this Agreement and any other Transaction Documents to which BTG Power is a party, the performance by BTG Power of its obligations hereunder and thereunder and the consummation by BTG Power of the Transactions have been duly authorized by all requisite corporate action on the part of BTG Power. This Agreement has been duly executed and delivered by BTG Power, and (assuming due authorization, execution and delivery by the Purchaser, Gryphon, BTG Energy and West Lake), this Agreement constitutes a legal, valid and binding obligation of BTG Power enforceable against BTG Power in accordance with its terms. When each other Transaction Document to which BTG Power is or will be a party has been duly executed and delivered by BTG Power (assuming due authorization, execution and delivery by each other Party thereto), such Transaction Document will constitute a legal, valid and binding obligation of BTG Power enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors’ rights generally and the discretion of courts with respect to equitable or other discretionary remedies and defences.

Section 3.02 Corporate Status of BowArk. BowArk is a corporation incorporated and validly existing under the Laws of the Province of Alberta and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to BTG Power’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of BowArk. BowArk has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which BowArk is licensed or registered to carry on business, and BowArk is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary. All corporate actions taken by BowArk in connection with this Agreement and the other Transaction Documents will be duly authorized on or before the Closing.

Section 3.03 Capitalization.

(a)	The authorized capital of BowArk consists of an unlimited number of common shares of which only the BTG Power Purchased Shares are issued and outstanding and constitute the BTG Power Purchased Shares to be purchased by the Purchaser subject to the terms and conditions of this Agreement. All the BTG Power Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable, and BTG Power is the registered and beneficial owner of the BTG Power Purchased Shares, free and clear of all Encumbrances other than Permitted Encumbrances. Upon consummation of the Transactions, the Purchaser shall own all the BTG Power Purchased Shares, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)	All the BTG Power Purchased Shares were issued in compliance with applicable Laws. None of the BTG Power Purchased Shares were issued in violation of any agreement, arrangement or commitment to which BTG Power or BowArk is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of BowArk or obligating BTG Power or BowArk to issue or sell any shares of, or any other interest in, BowArk. BowArk does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the BTG Power Purchased Shares.

Section 3.04 No Subsidiaries. BowArk does not own, or have any interest in, any shares or have securities, or another ownership interest, in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by BTG Power of this Agreement and the other Transaction Documents to which it or BowArk is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreements or other constating documents of BTG Power or BowArk; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to BTG Power or BowArk; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which BTG Power or BowArk is a party or by which BTG Power or BowArk is bound or to which any of their respective Assets are subject (including any BowArk Material Contract) or any Permit affecting the Assets or business of BowArk; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of BowArk. Except as set forth the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to BTG Power or BowArk in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06 Financial Statements.

(a)	Complete copies of BowArk’s Financial Statements have been delivered to the Purchaser. The Financial Statements have been prepared in accordance with ASPE applied on a consistent basis throughout the period involved.

(b)	The Financial Statements of BowArk: (i) are based on the Books and Records of BowArk; and (ii) fairly, completely and accurately present in all material respects the Assets, Liabilities and financial position of BowArk as of the respective dates they were prepared and the results of the operations of BowArk for the periods covered thereby.

(c)	BowArk maintains a standard system of accounting established and administered in accordance with ASPE.

Section 3.07 Undisclosed Liabilities. To BTG Power’s Knowledge, BowArk has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, the “Liabilities”), except: (a) those that are adequately reflected or reserved against in the BowArk Balance Sheet as of the BowArk Balance Sheet Date; and (b) those that have been incurred in the Ordinary Course consistent with past practice since the BowArk Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the BowArk Balance Sheet Date, and other than in the Ordinary Course consistent with past practice, there has not been, with respect to BowArk, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the Articles, by-laws, unanimous shareholder agreements or other constating documents of BowArk;

(c)	split, consolidation or reclassification of any shares in BowArk;

(d)	issuance, sale or other disposition of any shares in BowArk, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares in BowArk;

(e)	declaration or payment of any dividends or distributions on or in respect of any shares in BowArk or redemption, retraction, purchase or acquisition of its shares;

(f)	material change in any method of accounting or accounting practice of BowArk, except as required by ASPE or as disclosed in the notes to the Financial Statements;

(g)	material change in BowArk’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a BowArk Material Contract;

(i)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course consistent with past practice;

(j)	transfer, assignment, sale or other disposition of any of the Assets shown or reflected in the BowArk Balance Sheet or cancellation of any debts or entitlements;

(k)	transfer, assignment or grant of any licence or sublicence of any material rights under or with respect to any of BowArk’s Corporate IP or Corporate IP Agreements;

(l)	material damage, destruction or loss (whether or not covered by insurance) to any of its material Assets;

(m)	any capital investment in, or any loan to, any other Person;

(n)	acceleration, termination, material modification to or cancellation of any BowArk Material Contract to which BowArk is a party or by which it is bound;

(o)	any material capital expenditures;

(p)	imposition of any Encumbrance upon any of the BTG Power Purchased Shares or Assets, tangible or intangible;

(q)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Persons;

(r)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s)	adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution, or the commencement of any proceedings by BowArk or its creditors seeking to adjudicate BowArk as bankrupt or insolvent, making a proposal with respect to BowArk under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian or similar official for BowArk or for any substantial part of its Assets;

(t)	purchase, lease or other acquisition of the right to own, use or lease any Assets for an amount in excess of $25,000.00, individually (in the case of a Lease, per annum) or $100,000.00 in the aggregate (in the case of a Lease, for the entire term of the Lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course consistent with past practice;

(u)	acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(v)	action by BowArk to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of BowArk; or

(w)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 BowArk Material Contracts.

(a)	All Contracts that are material to the business of BowArk have been disclosed by BTG Power to Purchaser in Section 3.09 of the Disclosure Schedules, being “BowArk Material Contracts”.

(b)	Each BowArk Material Contract is a valid and binding obligation of BowArk and, to BTG Power’s Knowledge, each other party thereto. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any BowArk Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each BowArk Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

Section 3.10 Title to Assets; Real Property; Leases.

(a)	BowArk is the legal and beneficial owner or lessee of the BowArk Real Property, personal property and other assets reflected in BowArk’s Financial Statements. Except as set forth in Section 3.10 of the Disclosure Schedules, there are no rights of first refusal or other pre-emptive rights of purchase that entitle any Person to acquire any of the assets of BowArk that will be triggered or accelerated by the transactions contemplated hereby.

(b)	BowArk has good and marketable title in fee simple to, or a valid leasehold interest in, all BowArk Real Property and personal property and other assets reflected in BowArk’s Financial Statements or acquired after the BowArk Balance Sheet Date, other than assets sold or otherwise disposed of in the Ordinary Course consistent with past practice since the BowArk Balance Sheet Date. All such Real Property, personal property and assets (including leasehold interests) are free from all Encumbrances except for Permitted Encumbrances.

(c)	BowArk does not directly or indirectly own any legal or beneficial interest in any real property, other than the BowArk Real Property.

(d)	With respect to the current use of the BowArk Real Property owned by BowArk:

(i)	all licences, certificates, consents, approvals, rights, permits (including building and occupancy permits) and agreements required to enable the BowArk Real Property to be used in its current manner are being complied with in all material respects;

(ii)	all applicable legal and contractual requirements with regard to the use, of the BowArk Real Property in its current manner, including all zoning, by-laws, environmental, flood hazard, fire safety, health, handicapped facilities, building and other laws, ordinances, codes, regulations, orders and requirements of any Governmental Authority are being complied with in all material respects.

(e)	There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of any of the BowArk Real Property or that would restrict the ability of BowArk to transfer any such BowArk Real Property directly or indirectly.

(f)	With respect to the BowArk Real Property leased by BowArk:

(i)	BTG Power has delivered or made available to the Purchaser true, complete and correct copies of any, and all, leases affecting such BowArk Real Property together with all amendments and restatements, renewals, extensions, supplements or modifications thereto.

(ii)	BowArk is not a sublessor or grantor under any sublease, licence, occupancy agreement or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any such leased BowArk Real Property.

(iii)	To BTG Power’s Knowledge, there is no existing condition that, but for the passage of time or the giving of notice, could result in default by BowArk under the terms of any of the leases affecting such leased BowArk Real Property.

(iv)	There is no existing defect or condition affecting any such leased BowArk Real Property that is impairing the current use of such leased BowArk Real Property in connection with BowArk or its business.

(g)	There are no Actions pending nor, to BTG Power’s Knowledge, threatened against BowArk, the BowArk Real Property or any portion thereof or interest therein that would adversely affect the value of the BowArk Real Property.

Section 3.11 Tangible Assets. Section 3.11 of the Disclosure Schedules describes to BTG Power’s Knowledge the interconnection of certain of BowArk’s pipelines to the Nova Gas Transmission System.

Section 3.12 Title to Power Generation Assets.

(a)	Except as disclosed in Section 3.12 of the Disclosure Schedules and except for Permitted Encumbrances, BTG Power does warrant that:

(i)	the BowArk interest in and to the Power Generation Assets will at the Closing Date be free and clear of any and all liens, mortgages, security interest, pledges, options, production or other penalties, reductions in interest, conversion or other alteration, demands, burdens, adverse claims, royalties and other Encumbrances created by, through or under BowArk;

(ii)	subject to the other representation and warranties made in this Agreement, the rents, covenants, conditions and stipulations in the Title and Operating Documents to which BowArk is a Party, BowArk is entitled to hold and enjoy the Power Generation Assets without any lawful interruption by any Person claiming, by, through or under BowArk;

(iii)	the Power Generation Assets are not subject to reduction by virtue of the conversion or other alteration of the interest of, any third party claiming by, through or under BowArk; and

(iv)	BowArk has not received written notice and is to BTG Power’s Knowledge, there are no material defaults or purported defaults under any of the Title and Operating Documents to which BowArk is a party.

Section 3.13 Connectivity of Power Generation Assets. The Power Generation Assets are connected to a gas supply in accordance with standard oil and gas energy practices in Western Canada.

Section 3.14 Rights of First Refusal. The sale and purchase of all of the issued and outstanding BTG Power Purchased Shares and the resulting change in control of BowArk as contemplated by this Agreement does not give rise to any right of first refusal or other preferential right to acquire any of the Power Generation Assets in favour of any Person.

Section 3.15 Areas of Mutual Interest. There are no active area of mutual interest or area of exclusion provisions in any of the Title and Operating Documents to which BowArk is a party or other agreements or documents to which the Power Generation Assets are subject.

Section 3.16 Power Plant. The 6MW power plant located at LSD SW23-004-29 W4 is not operational and to BTG Power’s Knowledge, was mothballed substantially in accordance with standard industry practices in place at the time.

Section 3.17 Intellectual Property.

(a)	Section 3.17 of the Disclosure Schedules lists all Corporate IP of BowArk. BowArk owns or has adequate, valid and enforceable rights to use all Corporate IP, free and clear of all Encumbrances. BowArk is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Corporate IP or restricting the licensing thereof to any person or entity. With respect to the registered Corporate IP listed in Section 3.17 of the Disclosure Schedules:

(i)	all such Corporate IP is valid, subsisting and in full force and effect; and

(ii)	BowArk has paid all maintenance fees and made all filings required to maintain BowArk’s ownership thereof.

(b)	BowArk’s prior and current use of the Corporate IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to ownership, validity, enforceability, effectiveness or use of the Corporate IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Corporate IP, and neither BowArk nor any affiliate of BowArk has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.18 Accounts Receivable. The Accounts Receivable reflected in the BowArk Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by BowArk involving the sale of goods or the rendering of services in the Ordinary Course consistent with past practice; and (b) constitute only valid, undisputed claims of BowArk not subject to claims of set-off or other defences or counter-claims other than normal cash discounts accrued in the Ordinary Course consistent with past practice.

Section 3.19 Insurance. Section 3.19 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers’ compensation, vehicle, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by BTG Power or its Affiliates (including BowArk) and relating to the Assets, business, operations, employees, officers and directors of BowArk (collectively, the “BowArk Insurance Policies”) and true and complete copies of each of the BowArk Insurance Policies have been made available to the Purchaser. The BowArk Insurance Policies are in full force and effect and shall remain in full force and effect until Closing at which time they will terminate and be of no further force and effect. All premiums due on the BowArk Insurance Policies have been paid in accordance with the payment terms of each BowArk Insurance Policy. The BowArk Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of BowArk. All such BowArk Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth in Section 3.19 of the Disclosure Schedules, there are no claims related to BowArk’s business pending under any BowArk Insurance Policies.

Section 3.20 Legal Proceedings; Governmental Orders.

(a)	Except as set forth in Section 3.20(a) of the Disclosure Schedules, there are no Actions pending or, to BTG Power’s Knowledge, threatened: (a) against or by BowArk affecting any of its Assets (or by or against BTG Power or any Affiliate thereof and relating to BowArk); or (b) against or by BowArk, BTG Power or any Affiliate of BTG Power that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such action.

(b)	Except as set forth in Section 3.20(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting BowArk or any of its Assets.

Section 3.21 Compliance with Laws. BowArk has complied, since November 28, 2023, and is now complying, with all Laws applicable to it or its business or Assets, in all material respects, except for any such non-compliance that may have arisen prior to November 28, 2023 and which may be on-going and of which BTG Power has no Knowledge.

Section 3.22 Permits. All material Permits reasonably required for BowArk to conduct its business as currently conducted by it have been obtained by it and to BTG Power’s Knowledge are valid, in full force and effect in all material respects. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit set forth in Section 3.22 of the Disclosure Schedules.

Section 3.23 Environmental Matters.

(a)	None of BowArk, its business or its Assets are the subject of any Remedial Order.

(b)	BowArk has not received, in the past three years, any Environmental Notice alleging that BowArk is in violation of or has any Liability under any Environmental Law that is unresolved.

(c)	BowArk has not entered into or agreed to any consent, settlement or other agreement, nor is BowArk subject to any Governmental Order in any judicial, administrative, arbitral or other forum relating to compliance with or Liabilities under any Environmental Law.

(d)	To BTG Power’s Knowledge, BowArk has not Released any Hazardous Substances at, on or under any part of the Real Property, except as would not reasonably be expected to result in a Liability under any Environmental Law.

(e)	BowArk has made available to the Purchaser all written Environmental audits, assessments, reports and similar reviews in its possession and control.

(f)	Section 3.23(f) of the Disclosure Schedules contains a complete list of all active above-ground storage tanks owned or operated by BowArk.

Section 3.24 Indigenous Communities.

(a)	There are no Aboriginal Claims affecting BowArk.

(b)	There are no Contracts between BowArk and any Indigenous Communities.

Section 3.25 Benefit Plans. BowArk does not, and has not during the past three years maintained, contributed to, nor does BowArk have any Liability with respect to, any Benefit Plans.

Section 3.26 Employment Matters. BowArk has no employees and has no obligations under any employment laws with respect to any person.

Section 3.27 Taxes.

(a)	Since November 28, 2023 (i) BowArk has filed in the prescribed manner and within the prescribed times all Tax Returns required to be filed by it in all applicable jurisdictions with all appropriate Governmental Authorities; and (ii) all such Tax Returns that have been filed by, or with respect to, BowArk are true, complete, and correct, and BowArk has reported all income and all other amounts and information required to be reported thereon, and disclosed all Taxes required to be paid for the periods covered thereby. All Taxes due and payable by BowArk for period from November 28, 2023 ending on or before Closing (whether or not shown due on any Tax Returns and whether or not assessed or reassessed by the appropriate Governmental Authority) have been paid and has duly and timely paid.

(b)	There are no Encumbrances for Taxes for the period of November 28, 2023 to the date hereof on any of the assets of BowArk.

(c)	Since November, 28, 2023, no Governmental Authority of a jurisdiction in which BowArk has not filed a Tax Return has made any claim (written or oral) that BowArk is or may be subject to Tax or required to file Tax Returns by that Governmental Authority in such jurisdiction. There is no basis for a claim that BowArk is subject to such Tax in a jurisdiction in which BowArk does not file Tax Returns.

(d)	Since November 28, 2023, there are no matters under audit or appeal with any Governmental Authority relating to Taxes of BowArk.

(e)	True copies of all Tax Returns prepared and filed by BowArk during the past year, together with any notices of assessment of BowArk during the past year, have been made available to the Purchaser on or before the date of this Agreement.

(f)	Adequate provision has been made in accordance with ASPE in the Books and Records for all Taxes payable in respect of the BowArk’s business or its Assets since November 28, 2023.

(g)	Since November 28, 2023:

(i)	BowArk has not received any notice (written or oral) from any Governmental Authority that it is taking steps to assess any additional Taxes against BowArk for any period for which Tax Returns have been filed and, to BTG Power’s Knowledge, there are no actual or pending audit investigations or other Actions of, or against, BowArk by any Governmental Authority relating to Taxes and no Governmental Authority has given notice (written or oral) of any intention to assert any deficiency or claim for additional Taxes against BowArk and to BTG Power’s Knowledge, there are no grounds that could prompt an assessment or reassessment for Taxes;

(ii)	BowArk has not waived any statute of limitation in respect of Taxes or agreed to any extension of time within which: (i) to file any Tax return covering any Taxes for which BowArk is or may be liable; (ii) BowArk is required to pay or remit amounts on account of Taxes; or (iii) any Governmental Authority may assess or collect Taxes for which BowArk may be liable.

(h)	Neither BTG Power nor BowArk is a non-resident of Canada within the meaning of the Tax Act.

(i)	To BTG Power’s Knowledge, for all transactions between BowArk and any Person not resident in Canada for purposes of the Tax Act with whom BowArk was not dealing at arm’s length, BowArk has made or obtained records or documents that meet the requirements of sections 247(4)(a) to (c) of the Tax Act. There are no transactions to which section 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(j)	For the period since November 28, 2023, BowArk has duly and timely withheld or collected the proper amount of Taxes that are required by Law to be withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer or director and any Person not resident in Canada for purposes of the Tax Act, and any amount on account of goods and services, harmonized, and provincial or territorial sales taxes) and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by BowArk.

(k)	Except for the acquisition of control that will occur by virtue of the execution of this Agreement, for purposes of the Tax Act or any other applicable Tax Law, to BTG Power’s Knowledge, no Person or group of Persons other than the BTG Power has ever acquired control of BowArk.

(l)	None of section 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax Law of any province, territory or any other jurisdiction, has applied or will apply to BowArk at any time up to and including the Closing Date in a manner that would give rise to incremental Tax liabilities or reduction in Tax attributes.

(m)	Since November 28, 2023, BowArk has not claimed any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraph 20(1)(m) or 20(1)(n), of the Tax Act if any such amount could be included in its income for any period ending after the Closing Date.

(n)	To BTG Power’s Knowledge, BowArk has not acquired property or services from, or disposed of property to, a non-arm’s length Person (within the meaning of the Tax Act) for consideration, the value of which is less than the fair market value of the property or services, as the case may be.

(o)	The only reserves under the Tax Act or any equivalent provincial or territorial Law anticipated by BTG Power to be claimed by BowArk for the taxation year deemed under section 249(4) of the Tax Act to have ended as a result of the transactions consummated by this Agreement are set forth in Section 3.27(o) of the Disclosure Schedules.

(p)	BowArk is registered for GST/HST purposes under Part IX of the Excise Tax Act, under registration number 876021502 RT0001. BowArk has complied in all material respects with the Excise Tax Act and any other provincial sales tax legislation under which it is registered. All input tax credits claimed by BowArk under the Excise Tax Act have been properly and correctly calculated and documented in accordance with the requirements of the Excise Tax Act.

(q)	To BTG Power’s Knowledge, BowArk is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax-allocation agreement.

(r)	To BTG Power’s Knowledge, no Tax rulings have been requested or issued by any Tax authority with respect to BowArk.

(s)	BowArk will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for the 2024 taxation year.

(t)	Section 3.27(t) of the Disclosure Schedules accurately sets forth, for purposes of the Tax Act, the following:

(i)	the paid-up capital of the BTG Power Purchased Shares;

(ii)	all non-capital losses of BowArk;

(iii)	all net capital losses of BowArk;

(iv)	the amount of all investment tax credits available to BowArk;

(v)	the adjusted cost base of BowArk’s capital properties;

(vi)	the cost of BowArk’s depreciable properties, the capital cost allowance taken in respect of each class of such property and the undepreciated capital cost of each class of property;

(vii)	the amount, if any, of BowArk’s capital dividend account; and

(viii)	the amount, if any, of BowArk’s refundable dividend tax on hand.

(u)	BowArk is a “Canadian-controlled private corporation” as defined in the Tax Act.

(v)	Section 3.27(v) of the Disclosure Schedules sets forth all foreign jurisdictions in which BowArk is subject to Tax, is engaged in business or has a permanent establishment.

(w)	Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 3.27 are not intended to serve as representations or warranties as to, nor can they be relied upon in determining, the amount of, or limitations on the use in any post-Closing Date Tax Period of, any losses, deductions, credits or other tax attributes, or relied upon for any other tax position taken in any other post-Closing Date Tax Period.

Section 3.28 Related-Party Transactions. Except as set forth in Section 3.28 of the Disclosure Schedules and pursuant to the BowArk Assignment:

(a)	BowArk has not, to BTG Power’s Knowledge, made any payment or loan to or borrowed any monies from or is otherwise indebted to, any of its Related Persons.

(b)	Other than for the leased BowArk Real Property, neither BTG Power nor any Affiliate of BTG Power is (i) a party to any Contract with BowArk, (ii) indebted to BowArk, and BowArk is not indebted to any such Person, (iii) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a competitor or supplier, dealer, lessor or lessee of BowArk; or (iv) has any interest in any assets used or held for use by BowArk.

Section 3.29 Books and Records. Since the acquisition of BowArk by BTG Power, the Books and Records of BowArk have been maintained in accordance with sound business practices.

Section 3.30 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of BTG Power or BowArk.

Section 3.31 Anti-Money Laundering and Anti-Corruption Practices.

(a)	To BTG Power’s Knowledge, neither BowArk nor any of its directors, officers or employees or agents, consultants or representatives:

(i)	has violated, and BTG Power’s execution and delivery of and performance of its obligations under this Agreement will not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licences issued thereunder, in each case to which either BowArk or BTG Power is subject;

(ii)	has, in the course of its actions for, or on behalf of, BowArk (A) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (C) violated or taken any act that would violate any provision of the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), the Foreign Corrupt Practices Act of 1977 (United States) (“FCPA”) or other similar Laws of other jurisdictions, (D) violated or taken any act that would violate any provision of the Bribery Act (UK) or other similar Laws of other jurisdictions, (E) violated or taken any act that would violate the Special Economic Measures Act (Canada) (“SEMA”) or other similar Laws of other jurisdictions, or (F) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) (“FACFOA”) or other similar Laws of other jurisdictions, in each case to which BowArk is subject;

(iii)	has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign Laws;

(iv)	is a “specially designated national” or “blocked person” under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), a Person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws; or

(v)	has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law or it is prohibited for a United States Person (as defined in the Laws of the United States) to engage under Law or under applicable United States sanctions administered by OFAC.

(b)	BowArk has adopted, implemented and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance with Laws related to money laundering, CFPOA, SEMA, FACFOA, FCPA and the UK Bribery Act to the extent applicable.

Section 3.32 Full Disclosure. BTG Power has made reasonable inquiries and searches for material documents and information relating to BowArk. BTG Power has not knowingly withheld from Purchaser any relevant and material records, books, accounts or documents pertaining to BowArk that are in BTG Power’s possession and control as at the date hereof.

ARTICLE IV
Representations and Warranties of BTG Energy and West Lake

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (i) BTG Energy severally represents and warrants to Purchaser in respect of itself, the BTG Energy Purchased Shares and the BTG Energy Purchased Units; (ii) West Lake severally represents and warrants to Purchaser in respect of itself and the West Lake Purchased Shares and the West Lake Purchased Units; and (iii) each of BTG Energy and West Lake severally represent and warrant in respect of Captus GP and Captus LP that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Corporate Status and Authorization of BTG Energy, West Lake.

(a)	BTG Energy is a corporation incorporated and validly existing under the Laws of the Province of Alberta and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to BTG Energy’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of BTG Energy. BTG Energy has the corporate power and capacity to enter into this Agreement and the other Transaction Documents, as may be applicable, to which BTG Energy is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by BTG Energy of this Agreement and any other Transaction Documents to which BTG Energy is a party, the performance by BTG Energy of its obligations hereunder and thereunder and the consummation by BTG Energy of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of BTG Energy. This Agreement has been duly executed and delivered by BTG Energy, and (assuming due authorization, execution and delivery by the Purchaser, Gryphon, BTG Power and West Lake), this Agreement constitutes a legal, valid and binding obligation of BTG Energy enforceable against BTG Energy in accordance with its terms. When each other Transaction Document to which BTG Energy is or will be a party has been duly executed and delivered by BTG Energy (assuming due authorization, execution and delivery by each other Party thereto), such Transaction Document will constitute a legal, valid and binding obligation of BTG Energy enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors’ rights generally and the discretion of courts with respect to equitable or other discretionary remedies and defences.

(b)	West Lake is a corporation incorporated and validly existing under the Laws of the Province of Alberta and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to West Lake’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of West Lake. West Lake has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. West Lake has the corporate power and capacity to enter into this Agreement and the other Transaction Documents, as may be applicable, to which West Lake is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by West Lake of this Agreement and any other Transaction Documents to which West Lake is a party, the performance by West Lake of its obligations hereunder and thereunder and the consummation by West Lake of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of West Lake. This Agreement has been duly executed and delivered by West Lake, and (assuming due authorization, execution and delivery by the Purchaser, Gryphon, BTG Power and BTG Energy), this Agreement constitutes a legal, valid and binding obligation of West Lake enforceable against West Lake in accordance with its terms. When each other Transaction Document to which West Lake is or will be a party has been duly executed and delivered by West Lake (assuming due authorization, execution and delivery by each other Party thereto), such Transaction Document will constitute a legal, valid and binding obligation of West Lake enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors’ rights generally and the discretion of courts with respect to equitable or other discretionary remedies and defences.

Section 4.02 Corporate Status of Captus Entities.

Captus GP is a corporation incorporated and validly existing under the Laws of the Province of Alberta and has not been discontinued or dissolved under such Laws. Captus LP is a limited partnership formed and validly existing under the Laws of the Province of Alberta and has not been wound-up or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution or, to BTG Energy’s Knowledge and West Lake’s Knowledge, the bankruptcy, insolvency, liquidation or winding up of the Captus Entities. The Captus Entities have the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on their business as it has been and is currently conducted. Section 4.02 of the Disclosure Schedules sets forth each jurisdiction in which the Captus Entities are licensed or registered to carry on business, and each of the Captus Entities is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information, partnership information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary. All actions taken by the Captus Entities in connection with this Agreement and the other Transaction Documents will be duly authorized on or before the Closing.

Section 4.03 Capitalization of Captus GP.

(a)	The authorized capital of Captus GP consists of an unlimited number of common shares of which only the BTG Energy Purchased Shares and the West Lake Purchased Shares are issued and outstanding and, respectively, constitute the BTG Energy Purchased Shares and the West Lake Purchased Shares to be purchased by the Purchaser subject to the terms and conditions of this Agreement. All the BTG Energy Purchased Shares and the West Lake Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(b)	BTG Energy is the registered and beneficial owner of the BTG Energy Purchased Shares, free and clear of all Encumbrances other than Permitted Encumbrances. Upon consummation of the Transactions, the Purchaser shall own all the BTG Energy Purchased Shares, free and clear of all Encumbrances other than Permitted Encumbrances. All the BTG Energy Purchased Shares were issued in compliance with applicable Laws. None of the BTG Energy Purchased Shares were issued in violation of any agreement, arrangement or commitment to which BTG Energy nor the Captus Entities are a party or is subject to or in violation of any preemptive or similar rights of any Person. Other than the Captus USA, there are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the BTG Energy Purchased Shares.

(c)	West Lake is the registered and beneficial owner of the West Lake Purchased Shares, free and clear of all Encumbrances, other than Permitted Encumbrances. Upon consummation of the Transactions, the Purchaser shall own all the West Lake Purchased Shares, free and clear of all Encumbrances, other than Permitted Encumbrances. All the West Lake Purchased Shares were issued in compliance with applicable Laws. None of the West Lake Purchased Shares were issued in violation of any agreement, arrangement or commitment to which West Lake nor the Captus Entities are a party or is subject to or in violation of any preemptive or similar rights of any Person. Other than the Captus USA, there are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the West Lake Purchased Shares.

(d)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of Captus GP or obligating BTG Energy, West Lake or Captus GP to issue or sell any shares of, or any other interest in, Captus GP. Captus GP does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights.

Section 4.04 Capitalization of Captus LP.

(a)	The authorized capital of Captus LP consists of an unlimited number of partnership units of which only the BTG Energy Purchased Units and West Lake Purchased Units are issued and outstanding and, respectively, constitute the BTG Energy Purchased Units and West Lake Purchased Units to be purchased by the Purchaser subject to the terms and conditions of this Agreement. All the BTG Energy Purchased Units and West Lake Purchased Units have been duly authorized, and are validly issued. Upon consummation of the Transactions, the Purchaser shall own all the BTG Energy Purchased Units and West Lake Purchased Units, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)	BTG Energy is the registered and beneficial owner of the BTG Energy Purchased Units, free and clear of all Encumbrances other than Permitted Encumbrances. Upon consummation of the Transactions, the Purchaser shall own all the BTG Energy Purchased Units, free and clear of all Encumbrances other than Permitted Encumbrances. All the BTG Energy Purchased Units were issued in compliance with applicable Laws. None of the BTG Energy Purchased Units were issued in violation of any agreement, arrangement or commitment to which BTG Energy, West Lake nor the Captus Entities are a party or is subject to or in violation of any preemptive or similar rights of any Person. Other than the Captus USA and the limited partnership agreement governing Captus LP, there are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the BTG Energy Purchased Units.

(c)	West Lake is the registered and beneficial owner of the West Lake Purchased Units, free and clear of all Encumbrances other than Permitted Encumbrances. Upon consummation of the Transactions, the Purchaser shall own all the West Lake Purchased Units, free and clear of all Encumbrances other than Permitted Encumbrances. All the West Lake Purchased Units were issued in compliance with applicable Laws. None of the West Lake Purchased Units were issued in violation of any agreement, arrangement or commitment to which West Lake, BTG Energy nor the Captus Entities are a party or is subject to or in violation of any preemptive or similar rights of any Person. Other than the Captus USA and the limited partnership agreement governing Captus LP, there are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the West Lake Purchased Units.

(d)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any units in the capital of Captus LP or obligating BTG Energy, West Lake or Captus LP to issue or sell any units of, or any other interest in, Captus LP. Captus LP does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights.

Section 4.05 No Subsidiaries. Neither Captus GP nor Captus LP owns, or has any interest in, any shares, units or have securities, or another ownership interest, in any other Person.

Section 4.06 No Conflicts; Consents.

(a)	The execution, delivery and performance by BTG Energy of this Agreement and the other Transaction Documents to which it or the Captus Entities are a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, partnership agreements, unanimous shareholder agreements or other constating documents of BTG Energy or the Captus Entities; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to BTG Energy or the Captus Entities; (iii) except for the ATB Consent and as set forth in Section 4.06 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which BTG Energy or the Captus Entities are a party or by which BTG Energy or the Captus Entities are bound or to which any of their respective Assets are subject (including any Captus Material Contract) or any Permit affecting the respective Assets or businesses of the Captus Entities; or (iii) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of the respective Captus Entity. Except for the ATB Consent and as set forth the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to BTG Energy or the Captus Entities in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions other than as provided for in ARTICLE IX, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

(b)	The execution, delivery and performance by West Lake of this Agreement and the other Transaction Documents to which it or the Captus Entities are a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, partnership agreements, unanimous shareholder agreements or other constating documents of West Lake or the Captus Entities; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to West Lake or the Captus Entities; (iii) except as set forth in Section 4.06 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which West Lake or the Captus Entities are a party or by which West Lake or the Captus Entities are bound or to which any of their respective Assets are subject (including any Captus Material Contract) or any Permit affecting the respective Assets or businesses of the Captus Entities; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of the respective Captus Entity. Except as set forth the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to West Lake or the Captus Entities in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby, other than as provided for in ARTICLE X, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.07 Financial Statements.

(a)	Complete copies of Captus Entities’ Financial Statements have been delivered to the Purchaser. The Captus Entities’ Financial Statements have been prepared in accordance with ASPE applied on a consistent basis throughout the period involved.

(b)	The Financial Statements: (i) are based on the Books and Records of the Captus Entities; and (ii) fairly, completely and accurately present in all material respects the Assets, Liabilities and financial position of the Captus Entities as of the respective dates they were prepared and the results of the operations of the Captus Entities for the periods covered thereby.

(c)	Each of the Captus Entities maintains a standard system of accounting established and administered in accordance with ASPE.

Section 4.08 Undisclosed Liabilities. To BTG Energy’s and West Lake’s Knowledge, neither of the Captus Entities have any Liabilities, except: (a) those that are adequately reflected or reserved against in the Captus Entities Balance Sheet as of the Captus Entities Balance Sheet Date; and (b) those that have been incurred in the Ordinary Course consistent with past practice since the Captus Entities Balance Sheet Date and that are not, individually or in the aggregate, material in amount.

Section 4.09 Absence of Certain Changes, Events and Conditions. Since the Captus Entities Balance Sheet Date, and other than in the Ordinary Course consistent with past practice, there has not been, with respect to the Captus Entities, any:

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the Articles, by-laws, partnership agreements, unanimous shareholder agreement or other constating documents of the Captus Entities;

(c)	split, consolidation or reclassification of any shares or units, as applicable, in the Captus Entities;

(d)	issuance, sale or other disposition of any shares or units, as applicable, in the Captus Entities, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares or units, as applicable, in the Captus Entities;

(e)	declaration or payment of any dividends or distributions on or in respect of any shares or units, as applicable, in the Captus Entities or redemption, retraction, purchase or acquisition of its shares or units, as the case may be;

(f)	material change in any method of accounting or accounting practice of the Captus Entities, except as required by ASPE or as disclosed in the notes to the Financial Statements;

(g)	material change in either of the Captus Entities’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a Captus Material Contract;

(i)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course consistent with past practice;

(j)	transfer, assignment, sale or other disposition of any of the Assets shown or reflected in the Captus Entities’ Balance Sheets or cancellation of any debts or entitlements;

(k)	transfer, assignment or grant of any licence or sublicence of any material rights under or with respect to any of the Captus Entities’ Corporate IP or Corporate IP Agreements;

(l)	material damage, destruction or loss (whether or not covered by insurance) to any of the Captus Entities’ material Assets;

(m)	any capital investment in, or any loan to, any other Person;

(n)	acceleration, termination, material modification to or cancellation of any Captus Material Contract to which any Captus Entity is a party or by which it is bound;

(o)	any material capital expenditures;

(p)	imposition of any Encumbrance other than Permitted Encumbrances upon any of the BTG Energy Purchased Interests, West Lake Purchased Interests or the Captus Entities’ Assets, tangible or intangible;

(q)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Persons;

(r)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s)	adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution, or the commencement of any proceedings by the Captus Entities or their respective creditors seeking to adjudicate either of the Captus Entities as bankrupt or insolvent, making a proposal with respect to either of the Captus Entities under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of debts or similar laws, appointment of a trustee, receiver, receiver-manager, agent, custodian or similar official for either of the Captus Entities or for any substantial part of the Assets of either of the Captus Entities;

(t)	purchase, lease or other acquisition of the right to own, use or lease any of the Captus Entities’ Assets for an amount in excess of $25,000.00, individually (in the case of a Lease, per annum) or $100,000.00 in the aggregate (in the case of a Lease, for the entire term of the Lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course consistent with past practice;

(u)	acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(v)	action by either of the Captus Entities to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of either of the Captus Entities; or

(w)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.10 Captus Entities Material Contracts.

(a)	All Contracts that are material to the businesses of the Captus Entities have been disclosed to Purchaser in Section 4.10 of the Disclosure Schedules, being “Captus Material Contracts”.

(b)	Each Captus Material Contract is a valid and binding obligation of Captus GP and/or Captus LP, as the case may be, and to BTG Energy’s and West Lake’s Knowledge, each other Party thereto, in accordance with its terms. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Captus Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Captus Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

Section 4.11 Title to Assets; Real Property; Leases.

(a)	The respective Captus Entity is the legal and beneficial owner of the Captus Real Property, personal property and other assets reflected in such Captus Entities’ Financial Statements. Except as set forth in Section 4.11 of the Disclosure Schedules, there are no rights of first refusal or other pre-emptive rights of purchase that entitle any Person to acquire any of the assets of the Captus Entities that will be triggered or accelerated by the Transactions.

(b)	The respective Captus Entities has good and marketable title in fee simple to, or a valid leasehold interest in, all Captus Real Property and personal property reflected in such Captus Entities’ Financial Statements or acquired after the Captus Entities Balance Sheet Date, other than assets sold or otherwise disposed of in the Ordinary Course consistent with past practice since the Captus Entities Balance Sheet Date. All such Captus Real Property and personal property (including leasehold interests) are free from all Encumbrances except for Permitted Encumbrances.

(c)	The Captus Entities do not and have not directly or indirectly owned any legal or beneficial interest in any real property, other than the Captus Real Property and the Oil and Gas Assets.

(d)	With respect to the current use of the Captus Real Property owned by the Captus Entities, except in respect of the AER Licenses:

(i)	all licences, certificates, consents, approvals, rights, permits (including building and occupancy permits) and agreements required to enable the Captus Real Property to be used in its current manner are being complied with in all material respects;

(ii)	all applicable legal and contractual requirements with regard to the use of the Captus Real Property in its current manner including all zoning, by-laws, environmental, flood hazard, fire safety, health, handicapped facilities, building and other laws, ordinances, codes, regulations, orders and requirements of any Governmental Authority are being complied with in all material respects.

(e)	There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of any of the Captus Real Property or that would restrict the ability of either of the Captus Entities to transfer any such Captus Real Property directly or indirectly.

(f)	None of the Captus Real Property is leased by either Captus Entity from another party.

(g)	There are no Actions pending nor, to BTG Energy’s Knowledge or West Lake’s Knowledge, threatened against either of the Captus Entities, the Captus Real Property or any portion thereof or interest therein that would adversely affect the value of the Captus Real Property.

Section 4.12 Title to Oil & Gas Assets.

(a)	BTG Energy and West Lake do not warrant title to the Leases but except as disclosed in Section 1.01(i) of the Disclosure Schedules and except for Permitted Encumbrances, do warrant that:

(i)	the Captus Entities interest in and to the Oil and Gas Assets will at the Closing Date be free and clear of any and all liens, mortgages, security interest, pledges, options, production or other penalties, reductions in interest, conversion or other alteration, demands, burdens, adverse claims, royalties and other Encumbrances created by, through or under the Captus Entities or either of them, other than Permitted Encumbrances;

(ii)	subject to the other representation and warranties made in this Agreement, the rents, covenants, conditions and stipulations in the Title and Operating Documents to which the Captus Entities are a party, the Captus Entities are entitled to hold and enjoy the Oil and Gas Assets without any lawful interruption by any Person claiming, by, through or under the Captus Entities;

(iii)	the Captus Entities’ Mineral Rights are not subject to reduction by virtue of the conversion or other alteration of the interest of, any third party claiming by, through or under the Captus Entities; and

(iv)	none of the Captus Entities has received written notice, and BTG Energy’s and West Lake’s Knowledge, there are no material default or purported defaults under any of the Title and Operating Documents to which the Captus Entities are a party.

Section 4.13 Tangible Assets and Wells. Except as set forth in Section 4.13 of the Disclosure Schedules, none of the Tangible Assets are subject to any lease, sale- leaseback or other similar arrangements except if terminable on thirty-one (31) days’ notice or less without penalty.

Section 4.14 Rights of First Refusal. The sale and purchase of all of the issued and outstanding BTG Energy Purchased Interests and West Lake Purchased Interests and the resulting change in control of the Captus Entities as contemplated by this Agreement does not give rise to any right of first refusal or other preferential right to acquire any of the Oil and Gas Assets in favour of any Person.

Section 4.15 Areas of Mutual Interest. There are no active area of mutual interest or area of exclusion provisions in any of the Title and Operating Documents to which the Captus Entities are a party or other agreements or documents to which the Oil and Gas Assets are subject.

Section 4.16 Transportation, Sale and Handling Agreements. There are no Transportation, Sale and Handling Agreements applicable to the Oil and Gas Assets that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost).

Section 4.17 Decommissioned Gas Plant. The gas plant located at LSD 06-23-004-29 W4M is not operational and to BTG Energy’s and West Lake’s Knowledge, was decommissioned substantially in accordance with standard industry practices in place at the time

Section 4.18 Intellectual Property.

(a)	Section 4.18 of the Disclosure Schedules lists all Corporate IP of the Captus Entities. The Captus Entities own or has adequate, valid and enforceable rights to use all Corporate IP, free and clear of all Encumbrances other than Permitted Encumbrances. None of the Captus Entities is bound by any outstanding judgment, injunction, order or decree restricting the use of the Corporate IP or restricting the licensing thereof to any person or entity. With respect to the registered Corporate IP listed in Section 4.18 of the Disclosure Schedules:

(i)	all such Corporate IP is valid, subsisting and in full force and effect; and

(ii)	the Captus Entities have paid all maintenance fees and made all filings required to maintain the Captus Entities’ ownership thereof.

(b)	The Captus Entities’ prior and current use of the Corporate IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to ownership, validity, enforceability, effectiveness or use of the Corporate IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Corporate IP, and neither the Captus Entities nor any affiliate of the Captus Entities has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 4.19 Accounts Receivable.

(a)	The Accounts Receivable reflected on the Captus GP Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by Captus GP involving the sale of goods or the rendering of services in the Ordinary Course consistent with past practice; and (b) constitute only valid, undisputed claims of Captus GP not subject to claims of set-off or other defences or counter-claims other than normal cash discounts accrued in the Ordinary Course consistent with past practice.

(b)	The Accounts Receivable reflected on the Captus LP Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by Captus LP involving the sale of goods or the rendering of services in the Ordinary Course consistent with past practice; and (b) constitute only valid, undisputed claims of Captus LP not subject to claims of set-off or other defences or counter-claims other than normal cash discounts accrued in the Ordinary Course consistent with past practice.

Section 4.20 Insurance. Section 4.20 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety and insurance, workers’ compensation, vehicle, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by BTG Energy, West Lake or their respective Affiliates (including the Captus Entities) and relating to the respective Assets, business, operations, employees, officers and directors of the Captus Entities (collectively, the “Captus Insurance Policies”) and true and complete copies of each of the Captus Insurance Policies have been made available to the Purchaser. The Captus Insurance Policies are in full force and effect until Closing at which time they will terminate and be of no further force and effect and shall remain in full force and effect following the consummation of the Transactions. All premiums due on the Captus Insurance Policies have been paid in accordance with the payment terms of each Captus Insurance Policy. The Captus Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of either of the Captus Entities. All such Captus Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth in Section 4.20 of the Disclosure Schedules, there are no claims related to either of the Captus Entities’ respective businesses pending under any Captus Insurance Policies as to which coverage has been questioned, denied or disputed, or in respect of which there is an outstanding reservation of rights. None of BTG Energy, West Lake or any of their respective Affiliates (including the Captus Entities) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Captus Insurance Policy.

Section 4.21 Legal Proceedings; Governmental Orders.

(a)	Except as set forth in Section 4.21(a) of the Disclosure Schedules, there are no Actions pending or, to BTG Energy’s Knowledge and West Lake’s Knowledge, threatened: (a) against or by the Captus Entities affecting any of their respective Assets (or by or against BTG Energy, West Lake or any Affiliate thereof and relating to either of the Captus Entities); or (b) against or by the Captus Entities, BTG Energy, any Affiliate of BTG Energy, West Lake or any Affiliate of West Lake that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	Except as set forth in Section 4.21(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Captus Entities or any of their respective Assets.

Section 4.22 Compliance with Laws. Each Captus Entity has, since November 28, 2023, complied and is now complying, with all Laws applicable to it or its business or Assets, in all material respects, except for any such non-compliance that may have arisen prior to November 28, 2023 and which may be on-going and of which BTG Energy and West Lake have no Knowledge.

Section 4.23 Permits. Other than the AER Licenses as set out in Section 4.23 of the Disclosure Schedule, all material Permits reasonably required for the Captus Entities to conduct its business as currently conducted by it have been obtained by it and to BTG Energy’s and West Lake’s Knowledge, are valid and in full force and effect in all material respects. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit set forth in Section 4.23 of the Disclosure Schedules.

Section 4.24 Environmental Matters.

(a)	None of the Captus Entities, their businesses or their Assets are the subject of any Remedial Order.

(b)	None of the Captus Entities have received, in the past year, any Environmental Notice alleging that Captus Entities is in violation of or has any Liability under any Environmental Law that is unresolved.

(c)	None of the Captus Entities has entered into or agreed to any consent, settlement or other agreement, nor is Captus Entities subject to any Governmental Order in any judicial, administrative, arbitral or other forum relating to compliance with or Liabilities under any Environmental Law.

(d)	To BTG Energy’s and West Lake’s Knowledge, none of the Captus Entities have Released any Hazardous Substances at, on or under any part of the Real Property, except as would not reasonably be expected to result in a Liability under any Environmental Law.

(e)	The Captus Entities have made available to the Purchaser all written Environmental audits, assessments, reports and similar reviews in its possession and control.

(f)	Section 4.24(f) of the Disclosure Schedules contains a complete list of all active or above-ground or underground storage tanks owned or operated by Captus Entities.

Section 4.25 Indigenous Communities.

(a)	There are no Aboriginal Claims affecting the Captus Entities.

(b)	There are no Contracts between the Captus Entities and any Indigenous Communities.

Section 4.26 Benefit Plans. None of the Captus Entities has or has ever maintained, contributed to, or have any Liability with respect to, any Benefit Plans.

Section 4.27 Employment Matters. None of the Captus Entities have any employees or obligations under any employment laws with respect to any person.

Section 4.28 Taxes. With respect to each Captus Entity:

(a)	The applicable Captus Entity has filed in the prescribed manner and within the prescribed times all Tax Returns required to be filed by it in all applicable jurisdictions with all appropriate Governmental Authorities. All Tax Returns that have been filed by, or with respect to, the applicable Captus Entity are true, complete, and correct, each Captus Entity reported all income and all other amounts and information required to be reported thereon, and disclosed all Taxes required to be paid for the periods covered thereby.

(b)	All Taxes due and payable by any Captus Entity for periods (or portions thereof) ending on or before the Closing Date (whether or not shown due on any Tax Returns and whether or not assessed or reassessed by the appropriate Governmental Authority) have been paid and has duly and timely paid.

(c)	There are no Encumbrances for Taxes on any of the assets of any Captus Entity.

(d)	No Governmental Authority of a jurisdiction in which a Captus Entity has not filed a Tax Return has made any claim (written or oral) that the Captus Entity is or may be subject to Tax or required to file Tax Returns by that Governmental Authority in such jurisdiction. There is no basis for a claim that a Captus Entity is subject to Tax in a jurisdiction in which a Captus Entity does not file Tax Returns.

(e)	There are no matters under audit or appeal with any Governmental Authority relating to Taxes of any Captus Entity.

(f)	True copies of all Tax Returns prepared and filed by a Captus Entity during the past year, together with any notices of assessment of a Captus Entity during the past year, have been made available to the Purchaser on or before the date of this Agreement.

(g)	Adequate provision has been made in accordance with ASPE in the Books and Records for all Taxes payable in respect of the business or the Assets of the Captus Entity.

(h)	None of the Captus Entities has received any notice (written or oral) from any Governmental Authority that it is taking steps to assess any additional Taxes against the Captus Entity for any period for which Tax Returns have been filed and, to BTG Energy’s Knowledge and West Lake’s Knowledge, there are no actual or pending audit investigations or other Actions of, or against, the Captus Entity by any Governmental Authority relating to Taxes. No Governmental Authority has given notice (written or oral) of any intention to assert any deficiency or claim for additional Taxes against the Captus Entity and to BTG Energy’s and West Lake’s Knowledge, there are no grounds that could prompt an assessment or reassessment for Taxes.

(i)	None of the Captus Entities has waived any statute of limitation in respect of Taxes or agreed to any extension of time within which: (i) to file any Tax return covering any Taxes for which the Captus Entity is or may be liable; (ii) the Captus Entity is required to pay or remit amounts on account of Taxes; or (iii) any Governmental Authority may assess or collect Taxes for which the Captus Entity may be liable.

(j)	Neither BTG Energy, West Lake nor the Captus Entity is a non-resident of Canada within the meaning of the Tax Act.

(k)	For all transactions between the Captus Entity and any Person not resident in Canada for purposes of the Tax Act with whom the Captus Entity was not dealing at arm’s length, the Captus Entity has made or obtained records or documents that meet the requirements of sections 247(4)(a) to (c) of the Tax Act. There are no transactions to which section 247(2) or (3) of the Tax Act may reasonably be expected to apply.

(l)	The Captus Entities have duly and timely withheld or collected the proper amount of Taxes that are required by Law to be withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer or director and any Person not resident in Canada for purposes of the Tax Act, and any amount on account of goods and services, harmonized, and provincial or territorial sales taxes) and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Captus Entity.

(m)	Except for the acquisition of control that will occur by virtue of the execution of this Agreement, for purposes of the Tax Act or any other applicable Tax Law, no Person or group of Persons other than the BTG Energy has ever acquired control of the Captus Entity.

(n)	None of section 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax Law of any province, territory or any other jurisdiction, has applied or will apply to the Captus Entity at any time up to and including the Closing Date in a manner that would give rise to incremental Tax liabilities or reduction in Tax attributes.

(o)	To BTG Energy’s Knowledge, the Captus Entity has not acquired property or services from, or disposed of property to, a non-arm’s length Person (within the meaning of the Tax Act) for consideration, the value of which is less than the fair market value of the property or services, as the case may be.

(p)	The only reserves under the Tax Act or any equivalent provincial or territorial Law anticipated by BTG Energy or West Lake to be claimed by the Captus Entity for the taxation year deemed under section 249(4) of the Tax Act to have ended as a result of the transactions consummated by this Agreement are set forth in Section 4.28(p) of the Disclosure Schedules.

(q)	Captus GP is registered for GST/HST purposes under Part IX of the Excise Tax Act, under registration number 788633758 RT0001. BTG Energy and West Lake have complied in all material respects with the Excise Tax Act and any other provincial sales tax legislation under which it is registered. All input tax credits claimed by Captus GP under the Excise Tax Act have been properly and correctly calculated and documented in accordance with the requirements of the Excise Tax Act.

(r)	Captus LP is registered for GST/HST purposes under Part IX of the Excise Tax Act, under registration number 788626158 RT0001. BTG Energy and West Lake have complied in all material respects with the Excise Tax Act and any other provincial sales tax legislation under which it is registered. All input tax credits claimed by Captus LP under the Excise Tax Act have been properly and correctly calculated and documented in accordance with the requirements of the Excise Tax Act.

(s)	None of the Captus Entities is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax-allocation agreement.

(t)	No Tax rulings have been requested or issued by any Tax authority with respect to either Captus Entity.

(u)	None of the Captus Entities will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of use of an improper method of accounting, for a taxation year ending before the Closing Date.

(v)	Section 4.28(v) of the Disclosure Schedules accurately sets forth, for purposes of the Tax Act, the following:

(i)	the paid-up capital of the BTG Energy Purchased Shares and the West Lake Purchased Shares;

(ii)	all non-capital losses of Captus GP;

(iii)	all net capital losses of Captus GP;

(iv)	the amount of all investment tax credits available to Captus GP;

(v)	the adjusted cost base of Captus GP’s capital properties;

(vi)	the cost of Captus GP’s depreciable properties, the capital cost allowance taken in respect of each class of such property and the undepreciated capital cost of each class of property;

(vii)	the amount, if any, of Captus GP’s capital dividend account; and

(viii)	the amount, if any, of Captus GP’s refundable dividend tax on hand.

(w)	Section 4.28(w) of the Disclosure Schedules accurately sets forth, for purposes of the Tax Act, the following:

(i)	all non-capital losses of Captus LP;

(ii)	all net capital losses of Captus LP;

(iii)	the adjusted cost base of Captus LP’s capital properties; and

(iv)	the cost of Captus LP’s depreciable properties, the capital cost allowance taken in respect of each class of such property and the undepreciated capital cost of each class of property.

(x)	Captus GP is a “Canadian-controlled private corporation” as defined in the Tax Act.

(y)	None of the Captus Entities have not claimed any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraph 20(1)(m) or 20(1)(n), of the Tax Act if any such amount could be included in its income for any period ending after the Closing Date.

(z)	Section 4.28(z) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Captus Entities are subject to Tax, engaged in business or have a permanent establishment.

(aa)	Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.28 are not intended to serve as representations or warranties as to, nor can they be relied upon in determining, the amount of, or limitations on the use in any post-Closing Date Tax Period of, any losses, deductions, credits or other tax attributes, or relied upon for any other tax position taken in any other post-Closing Date Tax Period.

Section 4.29 Related-Party Transactions. Except as set forth in Section 4.29 of the Disclosure Schedules:

(a)	To BTG Energy’s Knowledge, none of the Captus Entities has made any payment or loan to or borrowed any monies from or is otherwise indebted to, any of their respective Related Persons.

(b)	Other than for the Captus Real Property leased to BowArk, neither BTG Energy nor any Affiliate of BTG Energy is (i) a party to any Contract with any Captus Entity, (ii) indebted to any Captus Entity, and no Captus Entity is indebted to any such Person, (iii) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a competitor or supplier, dealer, lessor or lessee of any Captus Entity; or (iv) has any interest in any assets used or held for use by any Captus Entity.

(c)	Neither West Lake nor any Affiliate of West Lake is (i) a party to any Contract with any Captus Entity, (ii) indebted to any Captus Entity, and no Captus Entity is indebted to any such Person, (iii) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a competitor or supplier, dealer, lessor or lessee of any Captus Entity; or (iv) has any interest in any assets used or held for use by any Captus Entity.

Section 4.30 Books and Records. Since BTG Energy’s and West Lake’s acquisition of the Captus Entities, the Books and Records of the Captus Entities, have been maintained in accordance with sound business practices.

Section 4.31 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of BTG Energy, West Lake or the Captus Entities.

Section 4.32 Anti-Money Laundering and Anti-Corruption Practices.

(a)	To BTG Energy’s and West Lake’s Knowledge, neither of the Captus Entities nor any of their respective directors, officers or employees or, to BTG Energy’s Knowledge and West Lake’s Knowledge, agents, consultants or representatives:

(i)	has violated, and BTG Energy’s and West Lake’s execution and delivery of and performance of their respective obligations under this Agreement will not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licences issued thereunder, in each case to which either the Captus Entities, BTG Energy or West Lake is subject;

(ii)	has, in the course of its actions for, or on behalf of, Captus Entities (A) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (C) violated or taken any act that would violate any provision of the CFPOA, the FCPA or other similar Laws of other jurisdictions, (D) violated or taken any act that would violate any provision of the Bribery Act (UK) or other similar Laws of other jurisdictions, (E) violated or taken any act that would violate the SEMA or other similar Laws of other jurisdictions, or (F) violated or taken any act that would violate the FACFOA or other similar Laws of other jurisdictions, in each case to which any of the Captus Entities is subject;

(iii)	has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign Laws;

(iv)	is a “specially designated national” or “blocked person” under United States sanctions administered by the OFAC a Person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws; or

(v)	has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law or it is prohibited for a United States Person to engage under Law or under applicable United States sanctions administered by OFAC.

(b)	Each of the Captus Entities have adopted, implemented and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance with Laws related to money laundering, CFPOA, SEMA, FACFOA, FCPA and the UK Bribery Act to the extent applicable.

Section 4.33 Full Disclosure. BTG Energy and West Lake have made reasonable inquiries and searches for material documents and information relating to the Captus Entities. BTG Energy and West Lake have not knowingly withheld from Purchaser any relevant and material records, books, accounts or documents pertaining to the Captus Entities that are in BTG Energy’s or West Lake’s possession and control as at the date hereof.

Section 4.34 Exclusivity of Representations. The representations and warranties made by Vendors in ARTICLE III and ARTICLE IV are the exclusive representations and warranties made by Vendors, express or implied, with respect to the Vendors, the Target Entities, the BTG Power Purchased Shares, the BTG Energy Purchased Interests and the West Lake Purchased Interests, as applicable and respectively. The Vendors hereby disclaim any and all other (express or implied) representations or warranties. Except as expressly set forth herein, Purchaser acknowledges and confirms that: (a) it will accept the BTG Power Purchased Shares, the BTG Energy Purchased Interests, the West Lake Purchased Interests, the condition of the businesses of the Target Entities and the Assets (including the Real Property) on an “AS IS” and “WHERE IS,” basis, and none of the Vendors make any warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the Assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent; (b) the Purchaser has performed its own due diligence and it has not relied on any data, information, statement or advice provided to Purchaser or its Representatives by any of the Vendors or the Target Entities or its or their Representatives other than the representations and warranties made by Vendors in ARTICLE III and ARTICLE IV; and (c) in agreeing to enter into and to consummate the Transactions, Purchaser has (except to the extent it has relied on the express representations and warranties set forth in ARTICLE III and ARTICLE IV), relied solely and exclusively on its own independent investigation and evaluation of the BTG Power Purchased Shares, the BTG Energy Purchased Interests, the Target Entities and their respective businesses, the Assets (including any Real Property), and any Liabilities assumed by Purchaser pursuant hereto, and it has been advised by and has relied solely on its own expertise and legal, land, Tax, engineering, accounting and other professional counsel concerning the Transactions.

Section 4.35 Disclaimer of Vendors.

(a)	Each of the representations and warranties made by Vendors in this Agreement shall be qualified, by excepting therefrom, any matter, event or circumstance to the extent disclosed in the Data Room Information, the Disclosure Schedules or otherwise in this Agreement.

(b)	Without limiting the generality of the foregoing, Vendors hereby negate and disclaim, and Purchaser acknowledges that Vendors shall not be liable for, any and all representations or warranties which may have been made or alleged to have been made in, or in respect of:

(i)	any other document or instrument or in any statement or information made or communicated to Purchaser or its representatives in any manner, except for those set forth in ARTICLE III and this ARTICLE IV; and

(ii)	except to the extent set forth in ARTICLE III and this ARTICLE IV:

(A)	the value of the Assets or the future cash flow therefrom;

(B)	the Environmental condition of any of the Assets or any Environmental Liabilities;

(C)	the quality, condition, fitness, merchantability or sustainability of use for any purpose, of any of the Assets;

(D)	any engineering information or economic evaluations;

(E)	title to the Assets; or

(F)	any Liabilities related to the Assets.

ARTICLE V
Representations and Warranties of Purchaser AND GRYPHON

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Purchaser represents and warrants to the Vendors that the statements contained in Section 5.01 to and including Section 5.09 are true and correct as of the date hereof and Gryphon represents and warrants to the Vendors that the statements contained in Section 5.10 and Section 5.11 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

Section 5.01 Corporate Status and Authorization of Purchaser. The Purchaser is a corporation incorporated and validly existing under the Laws of the Province of Alberta and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. The Purchaser has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Purchaser has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and any other Transaction Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Vendors and Gryphon) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. When each other Transaction Document to which the Purchaser is or will be a party has been duly executed and delivered by the Purchaser (assuming due authorization, execution and delivery by each other Party thereto), such Transaction Document will constitute a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreements or other constating documents of the Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Purchaser; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, any Contract to which the Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser.

Section 5.04 Legal Proceedings. There are no Actions pending or, to the knowledge of the Purchaser, threatened against or by the Purchaser or any Affiliate of the Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.05 Licence Eligibility. There is no circumstance or reason that is unique to Purchaser that exists that would cause the AER to determine that Captus GP is not eligible to acquire or hold approvals for wells, facilities or pipelines as set out under Law, including Directive 067, from BTG Energy following Closing.

Section 5.06 No Money Laundering. None of the funds Purchaser is using to acquire the Purchased Interests are, to the knowledge of the Purchaser, proceeds obtained or derived, directly or indirectly, as a result of illegal activities and the funds representing the Cash Consideration which will be paid to Vendors hereunder will not represent proceeds of crime for the purposes of the Canada Corruption of Foreign Public Officials Act (Canada), the FCPA or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to Purchaser and its operations (collectively, the “Money Laundering Laws”). The operations of Purchaser and, to the knowledge of the Purchaser, its Affiliates are and have been conducted at all times in compliance with Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Authority, agency or body or any arbitrator involving Purchaser or any of its Affiliates with respect to Money Laundering Laws is pending and, to its knowledge, no such actions, suits or proceedings are threatened or contemplated.

Section 5.07 Legal Proceedings; Governmental Orders. There are no Actions pending or, to the knowledge of the Purchaser threatened: against or by the Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 5.08 Taxes. The Purchaser is a taxable Canadian corporation for purposes of the Tax Act.

Section 5.09 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Purchased Interests, the business of the Target Entities, the Target Entities and the results of operations, prospects, condition (financial or otherwise) of the Assets (including any Real Property), and any Liabilities assumed by Purchaser pursuant hereto. Purchaser represents, acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Purchaser has relied solely and exclusively upon its own investigation and the express representations and warranties of Vendors set forth in this Agreement (including the related portions of the Schedules); (b) neither Purchaser nor any Affiliate of Purchaser has any knowledge that the representations and warranties of any of the Vendors in this Agreement are untrue or incorrect in any respect; and (c) neither Purchaser nor any Affiliate of Purchaser has any knowledge of any errors in, or omissions from the Schedules.

Section 5.10 Corporate Status and Authorization of Gryphon. Gryphon is a corporation incorporated and validly existing under the Laws of the State of Delaware and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Gryphon has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. Gryphon has the corporate power and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby to be undertaken by it. The execution and delivery by Gryphon of this Agreement, the performance by Gryphon of its obligations hereunder and the consummation by the Gryphon of the transactions hereby to be undertaken by it have been duly authorized by all requisite corporate action on the part of Gryphon. This Agreement has been duly executed and delivered by Gryphon, and (assuming due authorization, execution and delivery by the Vendors and Purchaser) this Agreement constitutes a legal, valid and binding obligation of Gryphon enforceable against Gryphon in accordance with its terms.

Section 5.11 No Conflicts; Consents. The execution, delivery and performance by Gryphon of this Agreement, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles, by-laws, unanimous shareholder agreements or other constating documents of Gryphon; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Gryphon; or (c) the consent, notice or other action by any Person under, any Contract to which Gryphon is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Gryphon in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be undertaken by it.

ARTICLE VI
Covenants

Section 6.01 Conduct of Business Before the Closing. From the date hereof until the Closing Date or the date of termination of this Agreement pursuant to ARTICLE XI (the “Termination Date”), except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), BTG Power (in respect of BowArk) and BTG Energy and West Lake (in respect of the Captus Entities) shall, and shall cause the Target Entities to: (i) conduct the business of the Target Entities in the Ordinary Course; and (ii) use reasonable commercial efforts to maintain and preserve intact the current organization and business of the Target Entities and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Target Entities. Without limiting the foregoing, from the date hereof until the Closing Date, BTG Power shall use reasonable commercial efforts to cause BowArk to, and BTG Energy and West Lake shall use reasonable commercial efforts to cause the Captus Entities to:

(a)	preserve and maintain all of their respective Permits;

(b)	pay their respective debts, Taxes and other obligations when due;

(c)	maintain the Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and in the Ordinary Course;

(d)	continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(e)	defend and protect their respective Assets from infringement or usurpation;

(f)	perform in all material respects all its obligations under all Contracts relating to or affecting their respective Assets or business;

(g)	maintain the Books and Records in accordance with past practice;

(h)	not make any loans, advances or capital contributions to any Person;

(i)	not (A) make, change or revoke, or permit the relevant Target Entity to make, change or revoke, any Tax election, or file or cause to be filed an amended Tax Return unless required by Law or (B) make, or permit the Target Entity to make, any change in any Tax or accounting methods or policies or systems of internal accounting controls, except to conform to changes in Laws related to Taxes or accounting requirements;

(j)	not (A) terminate (otherwise than for cause) the employment or services of any director, officer or manager or (B) grant any severance or termination pay to any director, officer or manager or any other employee;

(k)	comply in all material respects with all applicable Laws; and

(l)	not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 and 4.09, as the case may be, to occur.

From the date hereof until the Closing, the Vendors shall: (i) provide Purchaser with periodic updates on the business of the Target Entities, including providing Purchaser with any updates of any changes to the businesses of the Target Entities of a material nature within 3 Business Days of having Knowledge of such material changes; (ii) deliver to Purchaser copies of all correspondence received by the Vendors, BowArk or the Captus Entities from any Governmental Authority; (iii) allow for Purchaser to attend any formally called meetings of the senior management of BowArk or the Captus Entities as an observer ; and (iv) furnish the Purchaser and its Representatives with monthly financial and operating data that is prepared by or for any of the Target Entities following the date hereof until Closing which is of a material nature to the business of the Target Entities (and for certainty, that was not in the Data Room); (v) otherwise provide to Purchaser with any other information as Purchaser may reasonably request in writing and: (A) which Vendor considers to be reasonably necessary to allow Purchaser to undertake the operation of the businesses of the Target Entities immediately following the closing of the Transactions; and (B) of which the current management team of the Target Entities would not already be aware.

Section 6.02 No Solicitation of Other Bids. From the date hereof until the Closing Date or the Termination Date:

(a)	the Vendors shall not, and shall not authorize or permit any of their respective Affiliates (including the Target Entities) or any of its or their Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Vendors shall immediately cease and cause to be terminated and shall cause their respective Affiliates (including the Target Entities) and all their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning: (i) a merger, amalgamation, arrangement, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Target Entities; (ii) the issuance or acquisition of shares in the capital, or other equity securities, of any of the Target Entities; or (iii) the sale, lease, exchange or other disposition of substantially all or any significant portion of any of the Target Entities’ Assets;

(b)	in addition to the other obligations under this Section 6.02, Vendors shall promptly (and, in any event, within two Business Days after receipt thereof by such Vendor or its Representatives) advise Purchaser orally and in writing of any: (i) Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal; (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iii) the identity of the Person making the same; and

(c)	the Vendors agree that the rights and remedies for non-compliance with this Section 6.02 shall include having such provision specifically enforced by any court of competent equitable jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that monetary damages would not provide an adequate remedy for Purchaser.

Section 6.03 Notice of Certain Events.

(a)	From the date hereof until the Closing Date or the Termination Date, Vendors shall promptly notify Purchaser in writing of any:

(i)	fact, circumstance, event or action, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Vendor hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)	notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii)	notice or other communication from any Governmental Authority in connection with the Transactions; and

(iv)	Actions commenced or, to BTG Energy’s Knowledge, BTG Power’s Knowledge or West Lake’s Knowledge, as the case may be, threatened against, relating to or involving or otherwise affecting such Vendor or the Target Entities that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 3.20 or Section 4.21, as applicable, or that relates to the consummation of the Transactions.

(b)	Purchaser’s receipt of information under this Section 6.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Vendors in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.04 Resignations. The Vendors shall deliver to the Purchaser written releases and resignations, effective as of the Closing Date, of the officers and directors of the Target Entities requested by the Purchaser, substantially in the form set out in Schedule “A”.

Section 6.05 Confidentiality. From and after the Closing, the Vendors shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable commercial efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Target Entities, except to the extent that the Vendors can show that such information: (a) is generally available to, and known by, the public through no fault of the Vendors, any of their respective Affiliates or any of their respective Representatives; or (b) is lawfully acquired by the Vendor, any of their respective Affiliates or any of their respective Representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Vendor, any of its respective Affiliates or any of their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Vendor shall promptly notify the Purchaser and other Vendors in writing and shall disclose only that portion of such information that such disclosing Vendor is advised by its counsel in writing is legally required to be disclosed; provided that each Vendor shall use its reasonable commercial efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06 Personal Information Privacy. The Purchaser shall, at all times, comply with all Laws governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to the Purchaser by the Vendors or the Target Entities under this Agreement. The Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Target Entities and their respective businesses as contemplated in this Agreement and completing the Transactions. The Purchaser shall safeguard all Personal Information collected from the Vendors or the Target Entities in a manner consistent with the degree of sensitivity of the Personal Information and maintain, at all times, the security and integrity of the Personal Information.

Section 6.07 Other Approvals and Consents.

(a)	The Vendors and the Purchaser shall use their respective commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05, Section 4.06 and Section 5.02 of the Disclosure Schedules.

(b)	If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any of the Target Entities are a party is not obtained before the Closing, the Vendors shall, after the Closing, cooperate with the Purchaser and the applicable Target Entity(s) in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(c)	The Vendors shall provide to the Purchaser:

(i)	promptly upon receipt by the Vendors or a Target Entity, all material communications and correspondence received from the AESO, AEP, or AUC, and any other Governmental Authority in respect of any Project;

(ii)	as soon as reasonably possible in advance of any deadline to submit such documents, drafts of any material submissions, filings or responses to be made by a Target Entity or the Vendor to the AESO, AEP, AUC, or any other Governmental Authority with respect to a Project prior to making such material submissions, filings or responses, and shall incorporate therein any reasonable comments from the Purchaser, provided that such comments are received in advance of any deadline to submit the documents; and

(iii)	include Representatives of the Purchaser in any meetings, calls, or other two-way communications with the AESO, AEP, AUC, or any other Governmental Authority to the extent such communications will have a material impact on costs, schedule or viability of any Project.

Section 6.08 Books and Records. To facilitate the resolution of any claims made against or incurred by the Vendor(s) before the Closing or, for any other reasonable purpose, for a period of 7 years after the Closing, the Purchaser shall:

(i)	retain the Books and Records (including personnel files) of the Target Entities relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Target Entities; and

(ii)	upon reasonable notice, afford the Representatives of the Vendor(s) reasonable access (including the right to make, at the Vendor’s expense, photocopies), during normal business hours, to the Books and Records.

(b)	To facilitate the resolution of any claims made by or against or incurred by the Target Entities after the Closing, or for any other reasonable purpose, for a period of 7 years after the Closing, each Vendor shall:

(i)	retain the Books and Records (including personnel files) of such Vendor that relate to the Target Entities and its operations for periods before the Closing; and

(ii)	upon reasonable notice, afford the Representatives of the Purchaser or the Target Entities reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to the Books and Records.

(c)	Neither the Purchaser nor the Vendors shall be obligated to provide the other Party with access to any Books and Records (including personnel files) under this Section 6.08 where such access would violate any Law.

Section 6.09 Allocation and Reporting of Closing Date Tax Year.

(a)	On or before the statutory due date, the Purchaser shall prepare in accordance with applicable Law and past practice of the Target Entities which are corporations (the “Corporate Target Entities”), and after providing the Vendors of the Corporate Target Entities with a reasonable opportunity (which, in any event, shall not be fewer than 15 Business Days before the date on which such Tax Returns are required to be filed) to review and, in the case of any Tax Returns upon receipt of the Vendors’ approval, not to be unreasonably withheld, conditioned or delayed, file, on behalf of and in the name of the Target Entities, all income Tax Returns of the Target Entities required by Law to be filed for the taxation year of the Target Entities that includes the Closing Date (the “Closing Date Tax Year”).

(b)	After Closing, the Purchaser shall provide, and shall cause the Corporate Target Entities to provide, to the Vendors of such Corporate Target Entities such information and assistance as is reasonably requested by such Vendors for the purposes of preparing the Tax Returns referred to in this Section 6.09.

(c)	The Parties will inform each other of, and cooperate with each other in respect of, any audit inquiries with respect to any Tax Return involving the Corporate Target Entities in respect of any Pre-Closing Tax Period or of any Tax Return required to be filed under the Tax Act for the Closing Date Tax Year.

(d)	If the Purchaser or the Corporate Target Entities receives an assessment or reassessment (each, an “Assessment”) from any Governmental Authority in respect of any Tax Return in respect of any Pre-Closing Tax Period or any Tax Return filed under the Tax Act for the Closing Date Tax Year, the Purchaser shall deliver or cause to be delivered to the Vendors of such Corporate Target Entities a copy of the Assessment within 30 days of receiving the Assessment, provided that the failure to do so shall not affect the indemnification provided hereunder except only to the extent that such Vendor(s) shall have been actually materially prejudiced as a result of such failure. The Parties will cooperate in responding to or contesting any Assessment.

(e)	the case of Captus LP, the provisions of Section 6.09(a)-(d) shall apply mutatis mutandis, taking into account the particular Tax Period applicable to Captus LP, which may include a Straddle Period.

(f)	In the case of Captus LP, for all purposes under this Agreement, in the case of any Straddle Period, and regardless of whether there is a fiscal period end under the Tax Act, any income, gain, deduction, loss, credit and resource tax pools of Captus LP for a Straddle Period shall be allocated among the relevant parties as though any Straddle Period consisted of the following fiscal periods:

(i)	a fiscal period starting at the beginning of the fiscal period January 1, 2025 and ending on the Closing Date (the “First Notional Fiscal Period”); and

(ii)	a fiscal period starting on the Closing Date and ending on the earlier of (A) December 31, 2025, and (B) a dissolution of Captus LP (the “Second Notional Fiscal Period”).

(g)	In respect of the First Notional Fiscal Period of Captus LP, any income, deduction, gain, loss, credit and resource pools (the “Pre-Closing Taxable Income/Loss”) of Captus LP and any Taxes withheld or paid by Captus LP will be allocated to and among the Vendors of BTG Energy Purchased Units and West Lake Purchased Units (together, the “Vendors of Purchased Units”) based on each such Vendor’s percentage partnership interest in Captus LP as at the Closing Date.

(h)	In respect of the Second Notional Fiscal Period of Captus LP, any income, deduction, gain, loss, credit and resource pools (the “Post-Closing Taxable Income/Loss”) of Captus LP and any Taxes withheld or paid by Captus LP will be allocated to Purchaser (or among Purchaser and any other Person that acquires a partnership interest in Captus LP on the Closing Date, to the extent applicable) immediately following the Closing Date.

(i)	In calculating the amounts in Sections 6.09(g) and (h) and this Section 6.09(i) for Captus LP:

(i)	the maximum amount of capital cost allowance deductible pursuant to the Tax Act and any other discretionary deductions shall be claimed to the full extent permitted pursuant to the Tax Act and, if applicable, subject to proration for the number of calendar days in the First Notional Fiscal Period or Second Notional Fiscal Period, as the case may be; and

(ii)	any expenses, deductions and credits imposed or realized on a periodic basis without regard to income, gross receipts, payroll or sales shall be allocated notionally between the First Notional Fiscal Period and the Second Notional Fiscal Period, as applicable, based on the amount thereof and the number of calendar days in the First Notional Fiscal Period and the number of calendar days in the Second Notional Fiscal Period.

(j)	The partners of Captus LP immediately prior to the Closing Date shall be allocated, on a pro rata basis, the Pre-Closing Taxable Income/Loss in respect of the First Notional Fiscal Period, and the Purchaser (and any other entity that holds an interest in Captus LP, as applicable) shall be allocated, on a pro rata basis, the Post-Closing Taxable Income/Loss in respect of the Second Notional Fiscal Period. For greater certainty, any Pre-Closing Taxable Income/Loss and any Post-Closing Taxable Income/Loss, as the case may be, shall be allocated among the partners of Captus LP in accordance with their respective partnership interests, and shall be reported by each such partner for Canadian federal and provincial income tax purposes (as applicable) and each such partner shall be solely responsible for paying any Taxes payable by such partner in respect of the Pre-Closing Taxable Income/Loss or Post-Closing Taxable Income/Loss allocated to it.

(k)	In the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, in respect of any Straddle Period shall be allocated between the First Notional Fiscal Period and the Second Notional Fiscal Period, as applicable, based on the amount of such Taxes (or Tax refund or amount credited against Tax) and the number of calendar days in the First Notional Fiscal Period and the number of days in the Second Notional Fiscal Period. Any deductions or credits in respect of any Straddle Period shall be allocated to the First Notional Fiscal Period or the Second Notional Fiscal Period, as applicable (not to be unreasonably withheld, conditioned or delayed).

(l)	Purchaser shall cause Captus LP to provide, on a timely basis, information to the Vendors of Purchased Units as to each such Vendor’s allocation of loss (or income), if any, for any Straddle Period and each such Vendor’s share of federal and provincial Taxes (as applicable) withheld or paid on account of income of Captus LP. The relevant parties agree that Purchaser and the Vendors of Purchased Units shall each be entitled to claim and keep refunds of its respective allocation of any Pre-Closing Taxable Income/Loss and any Post-Closing Taxable Income/Loss, as the case may be, for any Straddle Period. Purchaser shall cooperate with such Vendors in providing information to the Canada Revenue Agency and any provincial Tax authorities, as applicable, in support of such refund claims.

(m)	For greater certainty, any of the foregoing allocations and reporting of Pre-Closing Taxable Income/Loss and Post-Closing Taxable Income/Loss, shall be made for Canadian federal and provincial income tax purposes (as applicable). The Purchaser shall not amend any tax filings or information returns of Captus LP relating to the allocations pursuant to this Section 6.09 or in respect of any periods arising prior to the fiscal period of Captus LP ending prior to the Closing Date.

(n)	The relevant parties agree that the partnership agreement of Captus LP is hereby amended, as necessary, in order to give effect to this Section 6.09. Purchaser shall not, without the prior written consent of the Vendors of Purchased Units, amend or modify, or cause or permit the amendment or modification of, in whole or in part, any partnership agreement or other governing document of Captus LP, until such time as the net income and net loss for any Straddle Period (which, for certainty, includes the First Notional Fiscal Period and the Second Notional Fiscal Period, as applicable) has been allocated in accordance with the terms of this Section 6.09.

(o)	Within 30 days after the Closing Date, the Vendors of Purchased Units shall prepare and deliver to the Purchaser, a statement setting out a proposed calculation of the Pre-Closing Taxable Income/Loss and the Post-Closing Taxable Income/Loss of Captus LP for the First Notional Fiscal Period and the Second Notional Fiscal Period, respectively, and the proposed allocation thereof in accordance with this Section 6.09 (the “Statement of Tax Allocations”).

(p)	The Purchaser shall have the right to review the Statement of Tax Allocations and if the Purchaser believes that any change is required to be made to the Statement of Tax Allocations as prepared by the Vendors of Purchased Units, the Purchaser shall, on or before that date (the “Objection Date”) which is 15 Business Days after the delivery of the Statement of Tax Allocations pursuant to this Section 6.09, give notice of any such proposed change, including the reason for such change, to the relevant Vendor(s). In the event that the Purchaser does not notify the relevant Vendor(s) of any proposed change on or before the Objection Date, the Statement of Tax Allocations shall be deemed to have been accepted and shall be binding upon the Vendors of Purchased Units and the Purchaser. If the Purchaser gives notice to the relevant Vendor(s) of any proposed change to the Statement of Tax Allocations on or before the Objection Date, and if the proposed change is disputed by the relevant Vendor(s) and the Purchaser and the relevant Vendor(s) fail to resolve the dispute within 15 Business Days after the Objection Date, then an independent accountant shall be engaged by the Parties forthwith to resolve the dispute and such independent accountant shall be requested to render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within 15 days after the dispute is referred to it. The decision of such independent accountant shall be final and binding as between the Purchaser and the relevant Vendor(s). The cost of the independent accountant’s review and determination shall be shared equally by the relevant Vendor(s) (to which the dispute relates) and the Purchaser.

(q)	If, at any time after the Closing, the Purchaser or the Vendors determine, or become aware that an “advisor” (as defined for purposes of section 237.3 or 237.4, as the case may be, of the Tax Act) has determined, that the Transaction is subject to the reporting requirements under section 237.3 of the Tax Act or the notification requirements under section 237.4 of the Tax Act (in this Section 6.09(q), the “Disclosure Requirements”), the Purchaser or the Vendors, as the case may be, will promptly inform the other Party of their intent, or their advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate with respect to preparing and filing the applicable information returns or notifications, as the case may be and as required by Law, and to consider in good faith any changes requested by the other Party prior to the due date of any such filing.

Section 6.10 Public Announcements. From and after the Closing, Purchaser or the Target Entities shall be permitted to issue any press releases or public statements with respect to this Agreement or the Transactions. Prior to or after the Closing, except as required by Law (based upon the reasonable advice of counsel), no Vendor shall make any public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed).

Section 6.11 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions to be rescinded following the completion thereof.

(b)	Vendors shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Section 4.06 (other than those referred to in ARTICLE IX and ARTICLE X), and Purchaser shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Purchaser and Vendors, and no such consent, authorization, order and approval shall have been revoked.

(c)	No Action shall have been commenced against Purchaser, Vendors or the Target Entities that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any transaction contemplated hereby.

Section 7.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment or the Purchaser’s waiver, at or before the Closing, of each of the following conditions:

(a)	Other than the representations and warranties of the Vendors set out in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.27, Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.07 and Section 4.28, the representations and warranties of Vendors set out in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Vendors set out in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.27, Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.07 and Section 4.28 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)	Vendors shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or on the Closing Date.

(c)	All consents, authorizations, orders and approvals that are listed in Section 3.05 and Section 4.06 (other than those referred to in ARTICLE IX and ARTICLE X) of the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Purchaser, at or before the Closing.

(d)	From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)	Purchaser shall have been provided with evidence, satisfactory to the Purchaser, acting reasonably, of the transfer and assignment of the Sequestration Agreement from West Lake to Captus GP.

(f)	Purchaser shall have received all documents and other deliveries required to be delivered pursuant to Section 2.03.

Section 7.03 Conditions to Obligations of BTG Power. The obligations of BTG Power to consummate the Transactions shall be subject to the fulfillment or BTG Power’s waiver, at or before the Closing, or each of the following conditions:

(a)	Other than the representations and warranties of the Purchaser set out in Section 5.01, Section 5.02 and Section 5.08 and the representations and warranties of Gryphon set out in Section 5.10 and Section 5.11, the representations and warranties of the Purchaser and Gryphon, respectively, set out in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Purchaser set out in Section 5.01 and Section 5.02 and of Gryphon set out in Section 5.10 and Section 5.11 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)	Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with for the benefit of BTG Power by it before or on the Closing Date.

(c)	BTG Power shall have received all documents and other deliveries required to be delivered pursuant to Section 2.03.

Section 7.04 Conditions to Obligations of BTG Energy. The obligations of BTG Energy to consummate the Transactions shall be subject to the fulfillment or BTG Energy’s waiver, at or before the Closing, or each of the following conditions:

(a)	Other than the representations and warranties of Purchaser set out in Section 5.01, Section 5.02 and Section 5.08 and the representations and warranties of Gryphon set out in Section 5.10 and Section 5.11, the representations and warranties of Purchaser set out in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Purchaser set out in Section 5.01, Section 5.02 and Section 5.08 and of Gryphon set out in Section 5.10 and Section 5.11 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)	Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with for the benefit of BTG Energy by it before or on the Closing Date.

(c)	The ATB Consent shall have been obtained.

(d)	By no later than February 7, 2025, Purchaser shall have delivered to BTG Energy an executed letter from a chartered bank in the United States or Canada where such chartered bank confirms to BTG Energy that it is highly confident that Gryphon has the ability to obtain the financing required in connection to pay the Adjusted Purchase Price by the Closing Date and that such bank is highly confident that it can ultimately be in a position to sell, place, arrange, or syndicate, as applicable, financing for Gryphon in the amount corresponding to the amount of the Purchase Price by the Closing Date, to BTG Energy’s satisfaction, acting reasonably.

(e)	BTG Energy shall have received all documents and other deliveries required to be delivered pursuant to Section 2.03.

Section 7.05 Conditions to Obligations of West Lake. The obligations of West Lake to consummate the Transactions shall be subject to the fulfillment or West Lake’s waiver, at or before the Closing, or each of the following conditions:

(a)	Other than the representations and warranties of Purchaser set out in Section 5.01, Section 5.02 and Section 5.08 and the representations and warranties of Gryphon set out in Section 5.10 and Section 5.11, the representations and warranties of Purchaser set out in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Purchaser set out in Section 5.01, Section 5.02, Section 5.03 and Section 5.08 and of Gryphon set out in Section 5.10 and Section 5.11 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)	Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it for the benefit of West Lake before or on the Closing Date.

(c)	West Lake shall have received all documents and other deliveries required to be delivered pursuant to Section 2.03.

ARTICLE VIII
Indemnification

Section 8.01 Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties:

(i)	set out in ARTICLE III and ARTICLE IV hereof and in any certificate, document or other instrument delivered by or on behalf of the Vendors (or any of them) pursuant to this Agreement shall expire and terminate effective at the completion of Closing on the Closing Date; and

(ii)	the representations and warranties of Purchaser and set out in ARTICLE V shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date provided that the representations and warranties of Purchaser in Section 5.01, Section 5.02 and Section 5.08 and of Gryphon in Section 5.10 and Section 5.11 shall survive indefinitely.

(b)	After the date hereof, notwithstanding any other provision of this Agreement, if any Losses or Liabilities are suffered by, imposed upon or asserted by or against Purchaser as a result of, in respect of, connected with, or arising out of, under, or pursuant to any breach or inaccuracy of any representation or warranty given by any of the Vendors contained in this Agreement, including in respect of ARTICLE III and ARTICLE IV of this Agreement, the RW Insurance Policy shall be the sole and exclusive remedy of Purchaser.

(c)	Vendors shall collectively be responsible for and shall pay 50% (up to an aggregate of $75,000.00) and Purchaser shall be responsible for and pay, the balance of all premiums, costs, expenses and other amounts required to cause any RW Insurance Policy to become effective in accordance with its terms upon the consummation of the Transactions contemplated by this Agreement, provided however that Vendors’ aggregate responsibility for such RW Insurance Policy shall in no event exceed $75,000.00. Vendors shall cooperate with the Purchaser in the obtaining of the RW Insurance Policy, as may reasonably be requested by Purchaser. Purchaser shall not amend, restate, supplement or modify any RW Insurance Policy (or waive any such terms thereof) in any manner that results or could reasonably be expected to result in any liability to any of the Vendors or any of their respective Affiliates without the prior written consent of the Vendors.

(d)	Except as provided above in this Section 8.01, all covenants and agreements of the Parties set out herein shall survive the Closing indefinitely or for the period explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party(ies) to the breaching Party(ies) before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

Section 8.02 Indemnification by Vendors. Subject to the other terms and conditions of this ARTICLE VIII, the Vendors shall severally, and not jointly and severally, indemnify and defend each of Purchaser and its Affiliates (including, from and after Closing, the Target Entities) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall severally, and not jointly and severally, hold each of them harmless from and against, and shall severally, and not jointly and severally, pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by each of the Vendors, respectively, under this Agreement; or

(b)	in the case of BTG Energy, all liabilities or obligations of BowArk and in the case of BTG Power and West Lake, all liabilities or obligations of the Captus Entities for Taxes for the Pre-Closing Tax Period including the First Notional Fiscal Period (provided that, notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be indemnified with respect to Taxes to the extent such Taxes relate to the unavailability of any post-Closing Date Tax Period of any tax losses, deductions, credits or other tax attributes arising in a Pre-Closing Tax Period).

Section 8.03 Indemnification by Purchaser. Subject to the other terms and conditions of this ARTICLE VIII, the Purchaser and Gryphon shall jointly and severally indemnify and defend each of Vendors and their respective Affiliates and their respective Representatives (collectively, the “Vendors’ Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Vendors’ Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Purchaser or Gryphon contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser or Gryphon under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser or Gryphon under this Agreement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)	The maximum aggregate amount of Losses that the Vendors shall be liable under Section 8.02 shall not exceed 30% of:

(i)	the BTG Power Cash Consideration in respect of BTG Power;

(ii)	the BTG Energy Cash Consideration in respect of BTG Energy; or

(iii)	the West Lake Cash Consideration in respect of West Lake, respectively, as applicable, except for any Losses arising from fraud, willful misconduct or a breach of any of such Vendors’ Tax Representations.

(b)	The Purchaser shall not be liable to the Vendors’ Indemnitees for indemnification under Section 8.03 for any single Loss or series of Losses arising out of substantially the same or the same type or nature of events, circumstances or underlying facts until the amount thereof until the aggregate of all Losses in respect of indemnification under Section 8.03 exceeds 1% of the Purchase Price, provided however that the foregoing limitation shall not apply to Losses arising out of Purchaser’s fraud. Notwithstanding anything else herein contained, the threshold on Purchaser’s liability set out in this Section 8.04(b) shall not apply to, and Purchaser shall be responsible for, all Losses and Liabilities incurred by BTG Energy under ARTICLE IX and by West Lake under ARTICLE X.

(c)	Notwithstanding the foregoing, the limitations set forth in Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02, Section 5.08, Section 5.10 or Section 5.11.

(d)	For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty and calculation of Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation and warranty.

(e)	Notwithstanding anything to the contrary herein, Purchaser Indemnified Parties shall not be indemnified pursuant to this ARTICLE VIII for any Losses incurred or suffered by any Purchaser Indemnified Party to the extent such Losses were included as indebtedness or reflected in the Estimated Closing Working Capital Statement and resulted in a deduction from the Cash Consideration pursuant to Section 2.06(a) or the Closing Working Capital Statement pursuant to Section 2.06(a); provided, however, that such limitation shall not apply to indemnification for Losses in excess of the amount deducted from the Cash Consideration pursuant to Section 2.06(a) or the Closing Working Capital Statement pursuant to Section 2.06(a).

Section 8.05 Indemnification Procedures. The Party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party to this Agreement (a “Third Party”) or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defence of any Third-Party Claim at the Indemnifying Party’s sole cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defence; provided that, (a) if the Indemnifying Party is Vendor, such Indemnifying Party shall not have the right to defend or direct the defence of any such Third-Party Claim that: (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Target Entities; or (ii) seeks an injunction or other equitable relief against the Indemnified Party; and (b) if the Indemnifying Party is Purchaser, such Indemnifying Party shall not have the right to defend or direct the defence of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defence of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party The Indemnified Party shall have the right to participate in the defence of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defence thereof and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defences available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defence of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Vendors and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defence of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defence of such Third-Party Claim.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 20 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defence of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defence under Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (each, a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Target Entities’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable under this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication. Any indemnification to which Purchaser as Indemnified Party is entitled pursuant to this ARTICLE VIII shall be effected by set-off against amounts owing from Purchaser to the Vendors, or by wire transfer of immediately available funds from Vendors to Purchaser to the account or accounts designated by Purchaser, at Purchaser’s discretion. Any indemnification of any Indemnified Party that is a Vendor shall be effected by wire transfer of immediately available funds from Purchaser to such Vendor to the account or accounts designated by such Vendor. The Parties agree that, if the Indemnifying Party does not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, on a dollar-for-dollar basis, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09 Exclusive Remedies. Subject to ARTICLE IX and ARTICLE X and Section 12.11 and Section 12.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be under the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, subject to this ARTICLE VIII and ARTICLE IX, ARTICLE X, Section 12.01, Section 12.11, Section 12.12, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law. Notwithstanding the foregoing, nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct.

ARTICLE IX
BTG ENERGY AER LICENSE TRANSFERS

Section 9.01 LTA Transfers. BTG Energy holds the AER Licenses set out in Section 9.01 of the Disclosure Schedules (the “BTG Energy AER Licenses”) on behalf of Captus GP as bare trustee and there are no other AER Licenses required for the operation of the business of the Captus Entities as is currently conducted by it other than the West Lake AER License. BTG Energy and the Purchaser agree to take such steps as are set out in this ARTICLE X to enable such AER Licenses to be transferred and assigned by BTG Energy to Captus GP as soon as reasonably possible following Closing.

Section 9.02 LTA Preparation. BTG Energy shall prepare drafts of the license transfer applications for the BTG Energy AER Licenses (each an “BTG LTA”, and collectively, the “BTG LTAs”) and provide same to the Purchaser within ten Business Days of the date hereof for Purchaser’s review and Purchaser shall review same and provide any requested changes within five Business Days following receipt of such BTG LTA drafts from BTG Energy.

Section 9.03 AER Submission. Not later than the third Business Day following the Closing, BTG Energy shall electronically submit the BTG LTAs to the AER in accordance with the AER Directive 088: Licensee Life-Cycle Management using the AER Digital Data Submission Transfer Licence Transfer Application system, and the Purchaser shall cause Captus GP to, within one Business Day thereof, electronically ratify and accept the BTG LTAs.

Section 9.04 Co-operation. If necessary, BTG Energy, the Purchaser and Captus GP shall cooperate to duly complete or to correct any incomplete or inaccurate BTG LTAs as soon as practicable and, thereafter, the Vendor shall promptly re-submit such BTG LTA and the Purchaser shall cause Captus GP to accept such BTG LTA from BTG Energy immediately without delay.

Section 9.05 Compliance. If, for any reason, the AER or any other Governmental Authority requires Captus GP or BTG Energy (for the purposes of this ARTICLE IX, each an “LTA Party”) to provide any undertakings, information or other documentation or to take any action as a condition of or a prerequisite for the approval of the transfer of any BTG LTA to Captus GP (other than payment of a deposit, a letter of credit or any other financial assurance), immediately after receiving notice of such requirements and at its sole cost, such LTA Party shall notify the other LTA Party of such requests and provide such undertakings, information or other documentation and take such action, as the case may be.

Section 9.06 AER Deposit.

(a)	If BTG Energy is required to make a deposit (which shall include for the purposes of this ARTICLE IX, a letter of credit or any other financial assurances) with the AER or any other Governmental Authority as a condition of the AER’s approval to remove BTG Energy as the named licensee under any of the BTG LTAs, BTG Energy shall make such deposit within five Business Days of BTG Energy’s receipt of such AER or Governmental Authority request, and promptly give written confirmation thereof to the other Parties.

(b)	If Captus GP is required to make a deposit (which shall include for the purposes of this ARTICLE IX, a letter of credit or any other financial assurances) with the AER or any other Governmental Authority as a condition of the AER’s approval to allow Captus GP to be the named licensee under any of the BTG LTAs, Captus GP or Purchaser, on Captus GP’s behalf, shall make such deposit within five Business Days of Captus GP’s receipt of such AER or Governmental Authority request, and promptly give written confirmation thereof to the other Parties.

Section 9.07 Failure to Deposit.

(a)	If BTG Energy fails to make a deposit with the AER pursuant to Section 9.06(a) by the deadline for such payment under Section 9.06(a) then Captus GP shall have the right, but not the obligation, to make such deposit on behalf of BTG Energy and BTG Energy acknowledges and agrees that Captus GP shall be BTG Energy’s agent with full power and authority to make such deposit for and on behalf of BTG Energy. BTG Energy shall reimburse Captus GP for the amount of any such deposit made by Captus GP (up to the amount required to be deposited or repaid to the AER under Section 9.06(a) and pay interest on the amount of such deposit at an annual rate equal to the Prime Rate plus 5% from the date on which Captus GP paid such deposit to the date on which the reimbursement for such deposit and the corresponding interest is made in full. In addition to all other rights that may be available to Captus GP for the collection of such amounts from BTG Energy, Captus GP shall have the right to set-off the amount of any such deposit, including interest as provided in this Section 9.07, against any monies payable by the Purchaser to BTG Energy pursuant to this Agreement. To the extent the Law restricts the ability of Captus GP to pay any deposit required under this Section 9.07 directly to the AER, BTG Energy and Purchaser covenant and agree to cooperate and use commercially reasonable efforts to facilitate the payment of such deposit by Captus GP, for and on behalf of BTG Energy, to the AER in accordance with the terms hereof.

(b)	If Captus GP (or the Purchaser, on Captus GP’s behalf) fails to make a deposit with the AER pursuant to Section 9.06(b) by the deadline for such payment under Section 9.06(b), then BTG Energy shall have the right, but not the obligation, to make such deposit on behalf of Captus GP and Purchaser acknowledges and agrees that BTG Energy shall be Captus GP’s agent with full power and authority to make such deposit for and on behalf of Captus GP. Purchaser shall or shall cause Captus GP to reimburse BTG Energy for the amount of any such deposit made by BTG Energy (up to the amount required to be deposited or repaid to the AER under Section 9.06(b) and pay interest on the amount of such deposit at an annual rate equal to the Prime Rate plus 5% from the date on which BTG Energy paid such deposit to the date on which the reimbursement for such deposit and the corresponding interest is made in full. In addition to all other rights that may be available to BTG Energy for the collection of such amounts from Purchaser or Captus GP, BTG Energy shall have the right to set-off the amount of any such deposit, including interest as provided in this Section 9.07, against any monies payable by BTG Energy to the Purchaser pursuant to this Agreement. To the extent the Law restricts the ability of BTG Energy to pay any deposit required under this Section 9.07 directly to the AER, BTG Energy and Purchaser covenant and agree to cooperate and use commercially reasonable efforts to facilitate the payment of such deposit by BTG Energy, for and on behalf of Captus GP, to the AER in accordance with the terms hereof.

Section 9.08 Liability and Indemnity for AER Licensed Assets. Purchaser shall be liable to and shall indemnify BTG Energy for all Losses and Liabilities incurred by BTG Energy as a direct result of BTG Energy holding the AER Licenses for the BTG LTAs following Closing, including any inactive well liability costs imposed by the AER during such period, until the BTG LTAs have been transferred to Captus GP and BTG Energy has been made whole by the Purchaser for any such Losses and Liabilities incurred by it prior to such date, excluding any Losses or Liabilities of BTG Energy that arise or are caused or result from (i) the gross negligence or willful misconduct of BTG Energy or any of its Affiliates (post-closing); and (ii) the AER requiring that BTG Energy make any deposits to it in respect of its or its Affiliate’s other AER licensed assets, and provided however that BTG Energy’s overhead and other internal administrative costs and expenses incurred by BTG Energy while holding such BTG AER Licenses will be paid by Purchaser in accordance with Section 9.09. Additionally, BTG Energy shall have the right to: (i) retain any amounts received by it on behalf of Purchaser under any of the Transaction Documents, and (ii) set-off amounts owing to it under or in connection with this Section 9.08 against any other amounts due or owing to Purchaser pursuant to this Agreement. Without limiting Purchaser’s liability under this Section 9.08, in order to effect the orderly administration of the Oil and Gas Assets that are subject to the AER Licenses post-Closing, BTG Energy and Captus GP shall enter into a bare trust and agency agreement at Closing substantially in the form set out in Schedule “B”

Section 9.09 Fees. There shall be no costs assumed or fees owing by Purchaser for BTG Energy’s overhead or other internal administrative cost for the first. one hundred twenty (120) days following the Closing Date. From and after one hundred twenty (120) days following the Closing Date, the Purchaser shall pay to BTG Energy on an annual basis, forthwith upon an invoice being issued therefor, an administration fee, in the amount set forth below, prorated for partial years or days on a monthly or daily basis, as applicable, as set out below. The fee shall be capped at the 2029 amounts for any periods beyond December 31, 2029 and shall be payable by Purchaser to BTG Energy until all of the BTG Energy AER Licenses have been transferred by the AER to Captus GP.

	$/CAD	2025	2026	2027	2028	2029
AER Transfer Period - 120 days		$-
Yearly		$75,000	$150,000	$225,000	$300,000	$375,000
Monthly		$6,250	$12,500	$18,750	$25,000	$31,250
Daily		$206	$411	$617	$822	$1,028

Section 9.10 Pipeline Transfers. BTG Energy is of the opinion, acting reasonably, that none of the Pipeline Records are deficient such that they do not comply with the requirements of the Pipeline Rules (Alberta) and CSA Z662, Oil and Gas Pipeline Systems to an extent that BTG Energy and Captus GP are unable to make such declarations as are required to comply with the AER’s certification requirements for transfer of pipeline licenses. BTG Energy shall deliver to Captus GP prior to the Closing Time all available Pipeline Records. BTG Energy and Captus GP shall make such declarations as are required to comply with the AER’s certification requirements for transfer of pipeline licenses. If following the Closing Date, Captus GP is reasonably of the view that the Pipeline Records are deficient or BTG Energy or Captus GP receive written notice from the AER that it has determined that the Pipeline Records, or any of them, held by BTG Energy or transferred by BTG Energy to Captus GP under this Agreement do not satisfy or are found to be deficient under the Pipeline Rules in any respect, then Captus GP shall be responsible for and shall conduct, in a timely manner, all operations and activities that are required to cure or remedy any and all deficiencies (“Pipeline Deficiencies”), in each case in accordance with the terms of the applicable Title and Operating Documents, applicable Law, any requirements set forth in any correspondence with the AER and with generally accepted industry practices in the Province of Alberta, and utilizing the standard of care which would be followed by a reasonably prudent operator in similar circumstances which remedies may include the completion of an engineering assessment that demonstrates that the pipeline is fit for its intended purpose and service. The costs of curing, remedying or otherwise dealing with the Pipeline Deficiencies that are identified within 18 months of the Closing Date shall be paid by BTG Energy.

ARTICLE X
WEST LAKE AER LICENSE TRANSFER

Section 10.01 LTA Transfers. West Lake holds the AER License set out in Section 10.01 of the Disclosure Schedules (the “West Lake AER License”) on behalf of Captus GP as bare trustee and there are no other AER Licenses required for the operation of the business of the Captus Entities as is currently conducted by it other than the BTG Energy AER Licenses. West Lake and the Purchaser agree to take such steps as are set out in this ARTICLE X to enable such West Lake AER Licenses to be transferred and assigned by West Lake to Captus GP as soon as reasonably possible following Closing.

Section 10.02 LTA Preparation. West Lake shall prepare the draft of the license transfer application for the West Lake AER Licenses (the “West Lake LTA”) and provide same to the Purchaser within ten Business Days of the date hereof for Purchaser’s review and Purchaser shall review same and provide any requested changes within five Business Days following receipt of such LTA draft from West Lake.

Section 10.03 AER Submission. Not later than the third Business Day following the Closing, West Lake shall electronically submit the West Lake LTA to the AER in accordance with the AER Directive 088: Licensee Life-Cycle Management using the AER Digital Data Submission Transfer Licence Transfer Application system, and the Purchaser shall cause Captus GP to, within one Business Day thereof, electronically ratify and accept the West Lake LTA.

Section 10.04 Co-operation. If necessary, West Lake, the Purchaser and Captus GP shall cooperate to duly complete or to correct any incomplete or inaccurate West Lake LTA as soon as practicable and, thereafter, West Lake shall promptly re-submit such West Lake LTA and the Purchaser shall cause Captus GP to accept such West Lake LTA from West Lake immediately without delay.

Section 10.05 Compliance. If, for any reason, the AER or any other Governmental Authority requires Captus GP or West Lake (for the purposes of this ARTICLE IX, each a “West Lake LTA Party”) to provide any undertakings, information or other documentation or to take any action as a condition of or a prerequisite for the approval of the transfer of the West Lake LTA to Captus GP (other than payment of a deposit, a letter of credit or any other financial assurance), immediately after receiving notice of such requirements and at its sole cost, such West Lake LTA Party shall notify the other West Lake LTA Party of such requests and provide such undertakings, information or other documentation and take such action, as the case may be.

Section 10.06 AER Deposit.

(a)	If West Lake is required to make a deposit (which shall include for the purposes of this ARTICLE X a letter of credit or any other financial assurances) with the AER or any other Governmental Authority as a condition of the AER’s approval to remove West Lake as the named licensee under the West Lake LTA, West Lake shall make such deposit within five Business Days of West Lake’s receipt of such AER or Governmental Authority request, and promptly give written confirmation thereof to the other Parties.

(b)	If Captus GP is required to make a deposit (which shall include for the purposes of this ARTICLE X, a letter of credit or any other financial assurances) with the AER or any other Governmental Authority as a condition of the AER’s approval to allow Captus GP to be the named licensee under the West Lake LTAs, Captus GP or Purchaser, on Captus GP’s behalf, shall make such deposit within five Business Days of Captus GP’s receipt of such AER or Governmental Authority request, and promptly give written confirmation thereof to the other Parties.

Section 10.07 Failure to Deposit.

(a)	If West Lake fails to make a deposit with the AER pursuant to Section 10.06(a) by the deadline for such payment under Section 10.06(a) then Captus GP shall have the right, but not the obligation, to make such deposit on behalf of West Lake and West Lake acknowledges and agrees that Captus GP shall be West Lake’s agent with full power and authority to make such deposit for and on behalf of West Lake. West Lake shall reimburse Captus GP for the amount of any such deposit made by Captus GP (up to the amount required to be deposited or repaid to the AER under Section 10.06(a) and pay interest on the amount of such deposit at an annual rate equal to the Prime Rate plus 5% from the date on which Captus GP paid such deposit to the date on which the reimbursement for such deposit and the corresponding interest is made in full. In addition to all other rights that may be available to Captus GP for the collection of such amounts from West Lake, Captus GP shall have the right to set-off the amount of any such deposit, including interest as provided in this Section 10.07, against any monies payable by the Purchaser to West Lake pursuant to this Agreement. To the extent the Law restricts the ability of Captus GP to pay any deposit required under this Section 10.07 directly to the AER, West Lake and Purchaser covenant and agree to cooperate and use commercially reasonable efforts to facilitate the payment of such deposit by Captus GP, for and on behalf of West Lake, to the AER in accordance with the terms hereof.

(b)	If Captus GP (or the Purchaser, on Captus GP’s behalf) fails to make a deposit with the AER pursuant to Section 10.06(b) by the deadline for such payment under Section 10.06(b), then West Lake shall have the right, but not the obligation, to make such deposit on behalf of Captus GP and Purchaser acknowledges and agrees that West Lake shall be Captus GP’s agent with full power and authority to make such deposit for and on behalf of Captus GP. Purchaser shall or shall cause Captus GP to reimburse West Lake for the amount of any such deposit made by West Lake (up to the amount required to be deposited or repaid to the AER under Section 10.06(b) and pay interest on the amount of such deposit at an annual rate equal to the Prime Rate plus 5% from the date on which West Lake paid such deposit to the date on which the reimbursement for such deposit and the corresponding interest is made in full. In addition to all other rights that may be available to West Lake for the collection of such amounts from Purchaser or Captus GP, West Lake shall have the right to set-off the amount of any such deposit, including interest as provided in this Section 10.07, against any monies payable by West Lake to the Purchaser pursuant to this Agreement. To the extent the Law restricts the ability of West Lake to pay any deposit required under this Section 10.07 directly to the AER, West Lake and Purchaser covenant and agree to cooperate and use commercially reasonable efforts to facilitate the payment of such deposit by West Lake, for and on behalf of Captus GP, to the AER in accordance with the terms hereof.

Section 10.08 Liability and Indemnity for West Lake AER Licensed Assets. Purchaser shall be liable to and shall indemnify West Lake for all Losses and Liabilities incurred by West Lake as a direct result of West Lake holding the AER Licenses for the West Lake LTAs following Closing, including any inactive well liability costs imposed by the AER during such period, until the West Lake LTAs have been transferred to Captus GP and West Lake has been made whole by the Purchaser for any such Losses and Liabilities incurred by it prior to such date, excluding any Losses or Liabilities of West Lake that arise or are caused or result from (i) the gross negligence or willful misconduct of West Lake or any of its Affiliates (post-closing); and (ii) the AER requiring that West Lake make any deposits to it in respect of its or its Affiliate’s other AER licensed assets, and provided however that West Lake’s overhead and other internal administrative costs and expenses incurred by it while holding such West Lake Licenses will be paid by Purchaser in accordance with Section 10.09. Additionally, West Lake shall have the right to: (i) retain any amounts received by it on behalf of Purchaser under any of the Transaction Documents, and (ii) set-off amounts owing to it under or in connection with this Section 10.08 against any other amounts due or owing to Purchaser pursuant to this Agreement. Without limiting Purchaser’s liability under this Section 10.08, in order to effect the orderly administration of the Oil and Gas Assets that are subject to the AER Licenses post-Closing, West Lake and Captus GP shall enter into a bare trust and agency agreement substantially in the form set out in Schedule “C”.

Section 10.09 Fees. There shall be no costs assumed or fees owing by Purchaser for West Lake’s overhead or other internal administrative cost for the first one hundred twenty (120) days following the Closing Date. From and after one hundred twenty (120) days following the Closing Date, the Purchaser shall pay to West Lake on an annual basis, forthwith upon an invoice being issued therefor, an administration fee, in the amount set forth below, prorated for partial years or days on a monthly or daily basis, as applicable, as set out below. The fee shall be capped at the 2029 amounts for any periods beyond December 31, 2029 and shall be payable by Purchaser to West Lake until all of the West Lake AER Licenses have been transferred by the AER to Captus GP.

	$/CAD	2025	2026	2027	2028	2029
AER Transfer Period - 120 days		$-
Yearly		$125,000	$250,000	$375,000	$500,000	$625,000
Monthly		$10,417	$20,833	$31,250	$41,667	$52,083
Daily		$343	$685	$1,028	$1,370	$1,713

ARTICLE XI
TERMINATION

Section 11.01 Termination. This Agreement may be terminated at any time before the Closing:

(a)	By the mutual written consent of all of the Parties hereto.

(b)	By the Purchaser by written notice to the Vendors if:

(i)	the Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Vendor under this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII, and such breach, inaccuracy or failure has not been cured by the relevant Vendor by the earlier to occur of 10 Business Days of such Vendor’s receipt of written notice of such breach from the Purchaser of the Closing Date; or

(ii)	any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with it before the Closing Date.

(c)	By BTG Power by written notice to the other Parties hereto if:

(i)	BTG Power is not then in material breach of any of the provisions of this Agreement, and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser under this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII, and such breach, inaccuracy or failure has not been cured by the Purchaser by the earlier to occur of 10 Business Days of the Purchaser’s receipt of written notice of such breach from BTG Power and the Closing Date; or

(ii)	any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of BTG Power to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with it before the Closing Date.

(d)	By BTG Energy by written notice to the other Parties hereto if:

(i)	BTG Energy is not then in material breach of any of the provisions of this Agreement, and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser under this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Purchaser by the earlier to occur of 10 Business Days of the Purchaser’s receipt of written notice of such breach from BTG Energy and the Closing Date; or

(ii)	any of the conditions set forth in Section 7.01 or Section 7.04 shall not have been fulfilled by, in the case of the condition set out in Section 7.04(d) February 7, 2025, and by the Closing Date in respect of all of the other conditions in Section 7.04, unless such failure shall be due to the failure of BTG Energy to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with it before the Closing Date.

(e)	By West Lake by written notice to the other Parties hereto if:

(i)	West Lake is not then in material breach of any of the provisions of this Agreement, and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser under this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII, and such breach, inaccuracy or failure has not been cured by the Purchaser by the earlier to occur of 10 Business Days of the Purchaser’s receipt of written notice of such breach from West Lake and the Closing Date; or

(ii)	any of the conditions set forth in Section 7.01 or Section 7.05 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of West Lake to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with it before the Closing Date.

Section 11.02 Treatment of Deposits

(a)	In the event that this Agreement is terminated by a Vendor pursuant to Section 11.01(a), Section 11.01(c), Section 11.01(d) (other than as a result of the failure of the condition set out in Section 7.04(c)) or Section 11.01(e), the Cash Deposits and all interest accrued thereof shall be forfeited by the Purchaser and retained by the Vendors as a genuine estimate of liquidated damages, and not as a penalty, and as the sole and exclusive remedy of the Vendors.

(b)	In the event that this Agreement is terminated for any other reason, the Signing Cash Deposit and all interest accrued thereon shall be immediately returned to the Purchaser.

Section 11.03 Effect of Termination. If this Agreement is terminated in accordance with its terms pursuant to ARTICLE XI, then except for Section 11.02 and ARTICLE XII, the Parties shall be released from all of their further obligations under this Agreement.

ARTICLE XII
Miscellaneous

Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 12.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) then delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.02):

If to BTG Energy

Suite 300, 808 – 1st Street SW

Calgary, Alberta T2P 1M9

Attention: Gable Gross, Managing Director

Email:

If to BTG Power:

Suite 300, 808 – 1st Street SW

Calgary, Alberta T2P 1M9

Attention: Gable Gross, Managing Director

Email:

In each case, with a copy to, which shall not constitute notice:

Stikeman Elliott LLP

4200 Bankers Hall West

888 - 3rd Street S.W.

Calgary, Alberta T2P 5C5 Canada

Attention: Patrick McNally

Email:

If to West Lake:

West Lake Energy Corp.

2900, 333 – 7 Avenue SW

Calgary AB T2P 2Z1

Attention: Rob Cook, CFO, Interim CEO

Email:

with a copy to, which shall not constitute notice:

DLA Piper (Canada) LLP

Suite 1000, Livingston Place West

250 2nd St SW

Calgary, AB T2P 0C1

Attention: Derrick K. Auch

Email:

If to the Purchaser or Parent:

c/o Gryphon Digital Mining, Inc.

1180 N. Town Center Drive, Suite 100

Las Vegas, Nevada, 89144 United States

Attention: Steve Gutterman and Eric Gallie

Email:

with a copy to, which shall not constitute notice:

Cassels Brock & Blackwell LLP

Suite 3200, Bay Adelaide Centre – North Tower

40 Temperance Street

Toronto, Ontario M5H 0B4 Canada

Attention: Alexander Pizale and Chris McLelland

Email:

Section 12.03 Interpretation. For purposes of this Agreement: (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole; and (d) all references to “$” or dollars are to Canadian dollars; (e) references to a specific time shall refer to the prevailing time in Calgary, Alberta; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (aa) a reference in this Agreement to any Governmental Authority, includes Governmental Authority, corporation, partnership or other Person succeeding to its functions. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. In addition, in this Agreement, all references to a singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders; any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement; and the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation hereof or thereof.

Section 12.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 12.06 Entire Agreement. This Agreement, the Confidentiality Agreement, and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including without limitation, the term sheet dated November 14, 2024 between Purchaser, Captus Holdings Corp., Captus GP and BowArk and the Parties confirm that they have no further rights under such term sheet. In the event of any inconsistency between the statements in the body of this Agreement and those in the Confidentiality Agreement, and the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.07 Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 12.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement.

Section 12.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.10 Governing Law; Forum Selection.

(a)	This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta.

(b)	Any Action arising out of or based upon this Agreement, the other Transaction Documents or the Transactions contemplated hereby or thereby may be brought in the courts of the Province of Alberta, and each Party irrevocably submits and agrees to attorn to the exclusive jurisdiction of that court in any such Action. The Parties irrevocably and unconditionally waive any objection to the venue of any Action or proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such Action has been brought in an inconvenient forum.

Section 12.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.12 Guarantee. The Parent hereby absolutely, unconditionally and irrevocably guarantees in favour of the Vendors, and indemnifies and holds the Vendors harmless for, the prompt and complete payment on demand of all amounts due and owing under this Agreement by the Purchaser to the Vendors and the observance and performance by the Purchaser of all the terms, covenants, conditions and provisions to be observed or performed by the Purchaser under this Agreement (the “Obligations”), and the Parent shall promptly make such payments on demand, shall promptly perform such Obligations, shall promptly indemnify and shall hold the Vendors harmless upon the non-payment, default or non-performance thereof by the Purchaser. The foregoing agreement of the Parent is absolute, unconditional, present and continuing and is in no way conditional or contingent upon any event, circumstance, action or omission which might in any way discharge a guarantor or surety in whole or in part. The Parent agrees that it shall so pay or perform the Obligations on demand regardless of: (i) any bankruptcy, insolvency, liquidation, reorganization, moratorium or similar event with respect to or affecting the Purchaser; (ii) any change of name, any change or restructuring or termination of the corporate structure, ownership or existence of the Purchaser; or (iii) any other event or circumstance which would or might otherwise constitute a legal or equitable discharge of or defense available to any guarantor or surety. The Parent agrees that it shall not be necessary to institute or exhaust any remedies or causes of action against the Purchaser or others as a condition to demanding and enforcing the payment and other obligations of the Parent under this Section 12.12. The Parent hereby waives diligence, notice of demand, notice of default and all other notices and demands of any kind, and consents to any and all extensions of time or indulgences which may be given to the Purchaser. In connection with the foregoing, Parent hereby represents, warrants and covenants to the Vendors as follows: (i) the Parent is corporation duly incorporated and existing under the laws of its incorporation; (ii) the Parent has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement; and (iii) this Agreement constitutes a valid and binding obligation of the Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults. This Section 12.12 shall survive Closing or the termination of this Agreement indefinitely.

Section 12.13 Time of Essence. Time shall be of the essence in this Agreement.

Section 12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VENDORS:	BTG ENERGY Corp.

	By:	/s/ Gable Gross
		Name:	Gable Gross
		Title:	Managing Partner

BTG Power Corp.

By:	/s/ Gable Gross
	Name:	Gable Gross
	Title:	Managing Partner

West Lake Energy Corp.

By:	/s/ Rob Cook
	Name:	Rob Cook
	Title:	Chief Financial Officer and Interim CEO

PURCHASER:	2670786 ALBERTA LTD.

	By:	/s/ Steve Gutterman
		Name:	Steve Gutterman
		Title:	Director

PARENT:	GRYPHON DIGITAL MINING, INC.

	By:	/s/ Steve Gutterman
		Name:	Steve Gutterman
		Title:	CEO

Schedule “A”

Operational Budget

A - 1

Schedule “B”

Form of Bare Trust and Agency Agreement

B - 1

Schedule “C”

Form of Bare Trust and Agency Agreement

C - 1